Exhibit 10.9

[***] Certain information has been excluded from this exhibit because it is both not material and the type that the Registrant treats as private or confidential.

AMENDED AND RESTATED CREDIT AGREEMENT

between

PROFOUND MEDICAL INC.

as Borrower

AND

PROFOUND MEDICAL CORP.

2753079 ONTARIO INC.

PROFOUND MEDICAL (U.S.) INC. and

PROFOUND MEDICAL GMBH

as Guarantors

AND

CANADIAN IMPERIAL BANK OF COMMERCE

as Lender

dated as of March 3, 2025

GOODMANS LLP

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- ii -

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) dated as of March 3, 2025, by and among Profound Medical Inc., an Ontario corporation, as borrower (“Borrower”), Profound Medical Corp., an Ontario corporation, as a guarantor (“Parent”), 2753079 Ontario Inc., an Ontario corporation, as a guarantor (“275 Ontario”), Profound Medical GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), as a guarantor (“PM Germany”) Profound Medical (U.S.) Inc., a Delaware corporation, as a guarantor (“PM USA”), and Canadian Imperial Bank of Commerce, as lender (“Lender”).

WHEREAS the Borrower, the Guarantors and the Lender entered into a credit agreement dated as of November 3, 2022 (as amended by a first amending agreement dated as of September 26, 2023 and a second amending agreement dated as of May 3, 2024, collectively, the “Original Credit Agreement”)

WHEREAS the Borrower, the Guarantors and the Lender have agreed to amend and restate the Original Credit Agreement to, among other things, provide increased commitments on the terms set forth herein.

AND WHEREAS the Lender is willing to extend such credit on and subject to the terms and conditions hereof.

NOW THEREFORE in consideration of the covenants and agreements herein the parties hereto agree as follows:

Article I.

Interpretation

Section 1.01Definitions

In this Agreement:

“275 Ontario” has the meaning set forth in the preamble to this Agreement.

“Accordion Request” has the meaning set forth in Section 2.07.

“Account Debtor” means a person obligated on an Account.

“Accounts” has the meaning given to such term in the PPSA.

“Acquisition” means, with respect to any Person, any purchase or other acquisition by such Person, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an Equity Interest in, such other Person so that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or a material portion of the Property of any other Person, or (b) any division, business, operation or undertaking of any other Person or of all or a material portion of the Property of any division, business, operation or undertaking of any other Person or (c) any material real estate asset.

“Additional Documents” has the meaning set forth in Section 4.05.

“Advance” means an extension of credit by the Lender under this Agreement, including by way of US Base Rate Advances.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement,” “hereto,” “herein,” “hereof,” “hereby,” “hereunder,” and any similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof, and include any and every instrument supplemental hereto or amending or replacing any part hereof.

“AML Legislation” has the meaning set forth in Section 6.15.

“Anti-Terrorist Financing and Anti-Money Laundering Laws” means all Applicable Law concerning or related to money laundering or financing terrorism and which are applicable to the Lender, any Loan Party or any Affiliate thereof, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and all similar laws, rules, regulations and other Applicable Laws in place in any foreign country, including the United States.

“Applicable Law” means, in respect of any Person, property, transaction, event or other matter, as applicable, all Laws relating or applicable to such Person, property, transaction, event or matter.

“Board” means a Person’s board of directors, board of managers, board of members or similar governing body, provided that, unless otherwise specified, “Board” shall refer to the applicable Loan Party’s Board.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means the lesser of (A) the Revolving Credit Facility Commitment and (B) the Borrowing Formula.

“Borrowing Base Certificate” means a certificate in the form of Exhibit C that is signed by a Responsible Officer of the Borrower and delivered to the Lender pursuant to this Agreement.

“Borrowing Formula” means four (4) multiplied by the most recent reported trailing 3 month Recurring Revenue less Priority Payables.

“Budget” means the consolidated and consolidating projections and budget, prepared annually on a monthly basis, for Parent and its Subsidiaries adopted and approved by Parent’s Board for the given period.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banks located in the City of Toronto, Province of Ontario are not open for business.

“Canadian Dollars” and “CAD” mean lawful money of Canada.

“Canadian Guarantee” has the meaning set forth in Section 4.01(b).

“Canadian IP Security Agreements” has the meaning set forth in Section 4.01(h).

“Canadian Pension Plan” means any plan, program or arrangement that is a “registered pension plan” as that term is defined in the ITA or that is subject to the funding requirements of the Pension Benefits Act (Ontario) or applicable pension benefits legislation in any other Canadian federal or provincial jurisdiction that is established, registered, sponsored, contributed to or maintained by any Loan Party for the benefit of employees or former employees of such Loan Party, or any dependants or beneficiaries of such person, or under which any Loan Party has any actual or contingent liability, provided that a Canadian Pension Plan shall not include a Non-Canadian Pension Plan or a Statutory Plan.

“Canadian Security Agreement” has the meaning set forth in Section 4.01(a).

“Capital Lease” means any lease that would be considered to be a capital lease in accordance with GAAP; provided, that any lease that would be considered to be an operating lease in accordance with GAAP on the date of this agreement shall not be considered to be a Capital Lease notwithstanding any change in GAAP after such date that may reclassify it as a capital lease.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States, the Government of Canada or any agency or any state or province, as applicable, thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition; and (e) comparable instruments as those described in clauses (a) through (d) for any Loan Party that is not formed under the federal or provincial laws of Canada and operates in a jurisdiction outside of Canada.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Centre of Main Interests” means the “centre of main interests” of a Loan Party incorporated in a member state of the European Union as that term is used in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law, but in the case of a request, rule, guideline or directive not having the force of law, being a request, rule, guideline or directive with which Persons customarily, and are expected by the relevant Governmental Authority to, comply and nevertheless are considered to be binding on such Person or its property) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, European or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, unless otherwise waived in writing by Lender, (a) the consummation of any transaction (including, without limitation, any plan of arrangement, merger, amalgamation or consolidation) the result of which is that any Person or group of Persons acquires or otherwise beneficially owns, directly or indirectly, or acquires or has the voting power and/or investment power in respect of, 50% or more of the Shares of Parent; (b) the first day on which a majority of the members of the Board of the Parent are not Continuing Directors; or (c) if any Loan Party that is a Subsidiary of Parent ceases to be a wholly-owned Subsidiary of Parent or any Subsidiary thereof, or any other Subsidiary ceases to be Controlled by Parent, other than as a result of an amalgamation with a Loan Party or any other Subsidiary permitted hereunder.

“Closing Date” means the date of this Agreement.

“Collateral” means all assets, property (both real and personal) and undertaking that is subject to grant of security pursuant to a Security Document.

“Collateral Access Agreement” means an agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party and the landlord with respect to any applicable leased facility, which agreement is sufficient to give Lender access to any Collateral located at such leased facility.

“Commitment Fee” has the meaning set forth in Section 2.03.

“Compliance Certificate” means a certificate in the form of Exhibit A hereto.

“Continuing Directors” means, as of any date of determination, any member of the Board of any Loan Party or any of their respective Subsidiaries (1) who was a member of such Board on the Closing Date or (2) whose election or nomination for election to such Board has been approved by a majority of the Continuing Directors who were at the time of such nomination or election members of such Board.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise; “Controlling”, “Controlled” and “Controls” have meanings correlative thereto.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party and the applicable securities intermediary or bank, which agreement is sufficient to give Lender “control” over the subject Securities Account, Deposit Account or Investment Property under the PPSA or applicable foreign Law, as applicable, and in the case of a Deposit Account governed by Canadian laws, shall include a blocked account agreement the effect of which would be similar to a control agreement even though it may not be required for “control” under Law.

“Default” means any event specified in Section 8.01 hereof, whether or not any requirement in connection with such event for the giving of notice, lapse of time or happening of any further condition has been satisfied.

“Deposit Account” means any checking account, demand deposit account or other deposit or bank account maintained by a Loan Party.

“Disposition” means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by a Loan Party or any of its Subsidiaries to any other Person excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms.

“Dollars” and “$” means US Dollars.

“Drawdown” means a US Base Rate Advance by the Lender at the request of the Borrower.

“Drawdown Request” means a notice substantially in the form of Exhibit B from the Borrower to the Lender requesting a Drawdown.

“EBITDA” mean, in respect of the Parent on a consolidated basis, at any date of determination for the applicable period, the net income for such period in accordance with GAAP plus: (a) the interest expense for such period; (b) net income tax expense for such period; (c) depreciation and amortization for such period; and (d) any stock-based compensation for such period; minus (x) capitalized software development costs for such period; (y) capitalized research and development costs for such period; and (z) capitalized lease payments for such period that would otherwise have been operating expenses prior to IFRS 16.

“Environmental Laws” means any and all present and future federal, provincial, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equipment” has the meaning given to such term in the PPSA.

“Equity Interests” means (a) in the case of any corporation or company, all shares or capital stock and any securities exchangeable for or convertible into shares or capital stock, (b) in the case of an association or business entity, any and all shares, interests, participation rights or other equivalents of corporate stock (however designated) in or to such association or entity, (c) in the case of a partnership, limited liability company or unlimited liability company, partnership or membership interests (whether general or limited), as applicable, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (a), (b), (c) or (d), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Establishment” has the meaning as used in Article 2(10) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Rate” means, in relation to the conversion of one currency into another currency, the spot rate of exchange quoted for by the Lender in accordance with its usual practice at 11:00am Toronto time on the Business Day such conversion is to be made in accordance with its normal practice.

“Excluded Accounts” means collectively (i) Deposit Accounts of a Loan Party in Canada or the United States that collectively hold an aggregate of no more than $750,000, calculated as a daily average amount over a one-month period (provided that such accounts comply with Section 4.02), and (ii) Deposit Accounts of a Loan Party outside of Canada or the United States that collectively hold an aggregate of no more than $500,000, calculated as a daily average amount over a one-month period.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise or capital Taxes, and branch profits Taxes, in each case, imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) withholding Taxes of the United States imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in an Advance pursuant to a Law in effect on the date on which (i) the Lender acquires by assignment such interest in an Advance or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10(c), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, and (c) Taxes imposed under FATCA.

“FATCA” means sections 1471 through 1474 of the Internal Revenue Code (U.S.), as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreement or foreign legislation (including official administrative rules or practices) implemented to give effect to any intergovernmental agreements entered into thereunder and any agreements entered into pursuant to section 1471(b) of the Internal Revenue Code (U.S.).

“Financing Documents” means this Agreement, the Canadian Guarantee, any other Guarantee, the Security Documents, all Additional Documents and any other document, instrument or agreement now or hereafter entered into in connection with the Secured Obligations or the Collateral.

“Fiscal Quarter” means each of the four (4) fiscal quarters ending March 31, June 30, September 30 and December 31 of the Parent and together comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period of the Parent ending December 31 of each calendar year.

“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada, and which on the Closing Date encompass IRFS provided that if the Loan Parties convert its consolidated financial reporting to US GAAP, in accordance with Section 1.08, then GAAP shall mean US GAAP.

“German Security Agreements” has the meaning set forth in Section 4.01(f).

“Governing Documents” means, for any Person, such Person’s formation documents, as certified by the applicable governmental agency of such Person’s jurisdiction of organization (provided that in case of any later updates to such certified documents a print-out from the electronic commercial register will be sufficient), and, (a) if such Person is a corporation, its certificate of incorporation or formation and bylaws, (b) if such Person is a limited liability company, its certificate of incorporation and/or limited liability company agreement (or similar agreement), and (c) if such Person is a partnership or limited partnership, its partnership agreement (or similar agreement), in each case, including all amendments or modifications thereto.

“Governmental Authority” means any nation or government, any provincial, state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee” means any guarantee of the Secured Obligations entered into on or after the Closing Date by any Person required to provide a Guarantee in accordance with the terms of this Agreement (including, without limitation, pursuant to Section 4.01 and Section 4.03 hereof) and which for greater certainty shall include the Canadian Guarantee, which shall be in form and substance satisfactory to the Lender.

“Guarantor” means, collectively, (i) Parent, 275 Ontario, PM Germany, and PM USA, and (ii) any person providing a Guarantee in favor of Lender under the terms of Section 4.03.

“Hazardous Materials” has the meaning set forth in Section 5.13.

“Healthcare Laws” means, collectively, any and all federal, state, provincial or local laws, rules, regulations and administrative manuals, orders, guidelines and requirements issued under or in connection with any government payment program or any law governing the establishment, certification, licensure of or regulating healthcare providers, professionals, facilities (including nursing facilities), medical devices, medications or payors or otherwise governing or regulating the provision of, or payment for, medical and healthcare services.

“Hedge Arrangement” means, for any period, for any Person, any arrangement or transaction between such Person and any other Person which is an interest rate swap transaction, basis swap, forward interest rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency interest rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board and as adopted by the Canadian Institute of Chartered Accountants as in effect from time to time.

“Indebtedness” of a Loan Party or any of its Subsidiaries, as the case may be, means, without duplication:

(a)	all of its indebtedness for or in respect of borrowed money, credit or other financial accommodation, including liabilities and obligations with respect to letters of credit, letters of guarantee, or similar instruments issued or accepted by banks and other financial institutions for the account of such Loan Party or any of its Subsidiaries and all obligations evidenced by notes, bonds, debentures or other similar instruments;
(b)	all obligations for or in respect of the deferred purchase or acquisition price of Property or services, whether or not recourse is limited to the repossession and sale of any such Property;

(c)	all obligations under any lease entered into as lessee which would be classified as a capital lease in accordance with GAAP;
(d)	all obligations of it to purchase, redeem, retract or otherwise acquire any securities issued by such Loan Party or any of its Subsidiaries where such obligation has been exercised or otherwise become payable;
(e)	all obligations under Hedge Arrangements; and
(f)	all guarantees by such Loan Party or any of its Subsidiaries or any of its Subsidiaries of any of the foregoing, or obligations of such Loan Party or any of its Subsidiaries to purchase or acquire any of the foregoing, or any other assurance given by such Loan Party or any of its Subsidiaries to a creditor of another Person against loss in connection with any of the foregoing incurred by such other Person;

but “Indebtedness” shall not include unsecured trade debt incurred in the ordinary course of business, issued share capital or surplus, reserves (including, for certainty, reserves in connection with purchase orders) for deferred taxes or general contingencies, minority interests in Subsidiaries, operating leases, nor any contingent liabilities in connection with contracts entered into in the ordinary course of business.

“Indemnified Claim” has the meaning set forth in Section 10.05.

“Indemnified Person” has the meaning set forth in Section 10.07.

“Indemnified Taxes” means Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower.

“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the German Insolvency Code (Insolvenzordnung) (Germany), the German Act on the Stabilisation and Restructuring Framework for Businesses (Unternehmensstabilisierungs- und restrukturierungsgesetz, StaRUG) (Germany), the Winding-Up and Restructuring Act (Canada) and the Bankruptcy Code (United States), together with any other similar statutes (including corporate statutes) in Canada or any other applicable jurisdiction in which any Loan Party operates.

“Insolvency Proceeding” is any proceeding by or against any Person under any Insolvency Legislation, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Instruments” has the meaning given to such term in the PPSA.

“Intellectual Property” means the following properties and assets owned or held or in which the applicable Person otherwise has any interest, now existing or hereafter acquired or arising:

(a)	all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;
(b)	all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible Property embodying or incorporating any copyrights, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, and all other rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;
(c)	all state and provincial (including common law), federal and foreign trade-marks, service marks and trade names, and applications for registration of such trademarks, service marks and tradenames, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;
(d)	all technology created, developed or acquired by such Person, trade secrets, trade dress, trade styles, logos, other sources of business identifiers, mask-works, mask-work registrations, mask-work applications, software, proprietary or confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, techniques, research, studies, algorithms, formulae, databases, quality control procedures, product, service and technical specifications and data, operating, production and quality control manuals, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs;
(e)	all domain names, internet protocol addresses and uniform resource locators used in the business and all applications, registrations and rights therein and thereto;
(f)	the entire goodwill of or associated with the businesses now or hereafter conducted connected with and symbolized by any of the aforementioned properties and assets; and

(g)	all accounts, all intangible intellectual or other similar Property and other general intangibles associated with or arising out of any of the aforementioned properties and assets and not otherwise described above.

“Intellectual Property Security Agreements” means (i) the Canadian IP Security Agreements, the (ii) US IP Security Agreements, and (iii) any other security agreement creating a security interest in the Intellectual Property of the Loan Parties, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Investment” means any direct or indirect:

(a)	purchase or other acquisition of Equity Interest or other securities of any other Person or any beneficial interest therein;
(b)	purchase or other acquisition of bonds, notes, debentures or other debt securities of any other Person or beneficial interest therein;
(c)	loan or advance to any other Person; and
(d)	capital contribution to any other Person.

“Investment Property” has the meaning given to such term in the PPSA.

“ITA” means the Income Tax Act (Canada), as amended from time to time.

“Law” means any statute, law, ordinance, regulation, rule, order, writ, injunction, policies, practices, directives, guidelines or decree of any Tribunal, and which for greater certainty shall include Healthcare Laws and any policies, practices, directives or guidelines of the TSX and NASDAQ.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” means all reasonable fees, costs, expenses (including, without limitation, reasonable attorneys’ and other legal fees, costs and expenses and audit fees), or any other reasonable charges incurred by Lender in the negotiation, preparation, amendment, administration, monitoring, defense, enforcement and restructuring of the Financing Documents (including without limitation, those incurred after appeal or in Insolvency Proceedings) or the exercise of remedies pursuant thereto, or otherwise incurred by Lender with respect to any Loan Party or the Financing Documents.

“Lien” means any lien, mortgage, charge, hypothecation, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, right of distress, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

“Liquidity” means, as of any date of determination, the sum of (a) Revolver Availability as of such date plus (b) Unrestricted Cash as of such date.

“Loan Account” has the meaning set forth in Section 2.05.

“Loan Parties” means Borrower, Parent and each Guarantor from time to time party hereto or any other Financing Document, collectively, and “Loan Party” means any one of such parties.

“Material Adverse Change” means a material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower or any other Loan Party.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), financial condition, operations, performance or properties of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Financing Documents, (c) the validity or enforceability of the Financing Documents or the Lien granted to Lender thereunder, or (d) the rights and remedies of Lender under the Financing Documents.

“Material Agreements” any contract, agreement, license, sublicense, supply agreement, permit, lease or other instrument, the termination of which would reasonably be expected to have a Material Adverse Effect, including, without limitation, the agreements set forth on Schedule 5.09.

“Material Intellectual Property” means all Intellectual Property and license or sublicense agreements or other agreements with respect to rights in Intellectual Property, of any Loan Party or any of its Subsidiaries, that is material to the business or operations of the Loan Parties on a consolidated basis.

“Material Subsidiary” means (i) each present and future Subsidiary of Parent that at any time individually accounts for more than 5% of either the revenue or assets of Parent on a consolidated basis, (ii) each present and future Subsidiary of Parent that at any time, when aggregated with all other Subsidiaries that are not Loan Parties, accounts for more than 10% of either the revenue or assets of Parent on a consolidated basis and (iii) each other present and future Subsidiary of Parent that is a party to a Material Agreement or holds any Intellectual Property that is material to Parent’s or Borrower’s business. Notwithstanding the foregoing, Profound Medical OY shall not be subject to the test in clause (i) above so long as it complies with the tests in clause (ii) and (iii) above.

“Maturity Date” means March 3, 2027, the date which is two years from the Closing Date.

“Milestone” the time at which Revenue for the most recent reported 12-month period exceeds $15,000,000 at the most recent month ended.

“NASDAQ” means the Nasdaq Stock Market.

“Net Cash Payments” means, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by a Loan Party or any of its Subsidiaries directly or indirectly in connection with such Disposition; provided that Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by a Loan Party or any of its Subsidiaries in connection with such Disposition and (ii) any federal, provincial, state and local income or other taxes estimated to be payable by a Loan Party or any of its Subsidiaries as a result of such Disposition.

“Non-Canadian Pension Plan” means any plan, program or arrangement that is a pension plan, scheme, fund (including any superannuation fund) or other similar plan, program or arrangement that is established, registered, sponsored, contributed to or maintained outside of Canada by any Loan Party for the benefit of employees or former employees of such Loan Party, or any dependants or beneficiaries of such person, or under which any Loan Party has any actual or contingent liability, which is subject to statutory funding requirements in respect of the payment of pension or retirement benefits thereunder, provided that a Non-Canadian Pension Plan shall not include a Canadian Pension Plan or Statutory Plan. For clarity Non-Canadian Pension Plan shall include, without limitation, any such plan established, registered, sponsored, contributed to, or maintained in Germany.

“Original Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Pension Plan” means a Canadian Pension Plan or a Non-Canadian Pension Plan.

“Pension Plan Event” means, (i) the institution of any steps by any Loan Party or any applicable regulatory authority to terminate a Pension Plan if, as a result of such termination, any such Loan Party shall be required to make an additional contribution to such Pension Plan or to incur an additional liability or obligation to such Pension Plan equal to or in excess of $250,000; (ii) the failure of any Loan Party to make required contributions when due to any Pension Plan in accordance with Applicable Laws, including minimum funding standards (whether or not a funding waiver has been granted); (iii) the withdrawal of any Loan Party from a Pension Plan, if, as a result of such withdrawal, any such Loan Party shall be required to make an additional contribution to such Pension Plan or to incur an additional liability or obligation to such Pension Plan equal to or in excess of  $250,000; or (iv) the taking of any steps to establish, acquire, adopt, fund or otherwise contribute to or have any liability under, a Pension Plan that contains a “defined benefit provision” as such term is defined under the ITA or otherwise provides a defined benefit pension.

“Permit” has the meaning set forth in Section 5.19.

“Permitted Acquisition” means any Acquisition that complies with the following criteria:

(a)	no Event of Default exists at the time of such Acquisition or would exist after giving effect to such Acquisition;

(b)	the Acquisition is non-hostile in nature;
(c)	the person, division, product line of business acquired in such Acquisition shall be in the same or substantially similar line of business as Borrower or in an adjacent line of business;
(d)	the total aggregate consideration for the Acquisition, together with all other Acquisitions hereunder, is not greater than $10,000,000;
(e)	if the Acquisition is of a Material Subsidiary, it shall provide a Guarantee and deliver such Security Documents and certificates as are consistent with the documentation provided to the Lender by a Loan Party and comply with the requirements of Section 4.01 and Section 4.03, and if it is an Acquisition of assets it shall otherwise comply with Article IV; and
(f)	the Loan Parties (i) demonstrate pro forma compliance with the financial covenants set out in Section 6.20 for the trailing three month period ending immediately prior to the date of the proposed Acquisition before giving effect to such Acquisition and, (ii) reasonably project that the Loan Parties will remain in compliance for the following two (2) fiscal quarters with such financial covenant after giving effect to such Acquisition.

“Permitted Distribution” means any of the following:

(a)	the conversion of any convertible securities into other securities pursuant to the terms of such convertible securities as long as the conversion does not involve any payment of cash;
(b)	the payment of dividends solely in equity securities a Loan Party;
(c)	the payment of dividends or other distributions in cash from any Loan Party to any other Loan Party;
(d)	payment of dividends by the Parent pursuant to the then most recent Budget in an amount up to 115% of the amount set forth in such Budget provided that no Event of Default exists and is continuing;
(e)	the repurchase of stock, with the exception of preferred stock, of former employees, independent directors or consultants pursuant to stock repurchase agreements up to an aggregate of $250,000 per fiscal year or in connection with a normal course issuer bid.

“Permitted Encumbrances” means any of the following:

(a)	Liens set forth on Schedule 1.01 hereto existing as of the Closing Date;
(b)	Liens for Taxes not at the time due unless contested in good faith by all necessary proceedings and reserves satisfactory to Lender acting reasonably have been taken;

(c)	rights reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same or to require annual or other periodic payments as a condition to the continuance thereof;
(d)	reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein, which do not materially affect the use of the affected land for the purpose for which it is used by that Person, and title defects, encroachments or irregularities or other matters relating to title which are of a minor nature and which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;
(e)	a security interest in cash or governmental obligations deposited in the ordinary course of business to secure worker’s compensation, unemployment insurance, public and statutory obligations, mechanics’, warehousemen’s, carriers’ and other similar liens arising by operation of law in the ordinary course of business and which are not registered or enforceable against any property of any Loan Party;
(f)	Lien created by a judgment of a court of competent jurisdiction, as long as the judgment is being contested diligently and in good faith by appropriate proceedings or is promptly satisfied by that Person and does not result in an Event of Default;
(g)	Liens on Equipment securing the unpaid purchase price thereof and/or Liens securing Capital Leases; provided that the Indebtedness secured thereby (plus any Indebtedness for equipment financings and Capital Leases as may be set forth on Schedule 1.01 hereto) does not exceed $500,000 and such security interest is limited to the Equipment so leased or acquired;
(h)	Liens granted to Lender to secure the Secured Obligations;
(i)	inchoate liens or any rights of distress reserved in or exercisable under any real property lease or sublease to which any Loan Party is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease, provided that such rent is not then overdue and such Loan Party is then in compliance in all material respects with such terms;
(j)	any Lien which does not secure Indebtedness, the satisfaction of which has been provided for by deposit with the Lender of cash or a surety bond or other security satisfactory to the Lender in an amount sufficient to pay the liability in respect of such Lien in full; and
(k)	any other encumbrances Lender declares in writing to be Permitted Encumbrance.

“Permitted Indebtedness” means any of the following:

(a)	Indebtedness related to a corporate credit card facility provided that such Indebtedness does not exceed an aggregate principal amount equal to the sum of:

(i)	CAD$375,000 of unsecured credit card indebtedness owing to JPMorgan Chase Bank, N.A., Toronto Branch;
(ii)	USD$375,000 of unsecured credit card indebtedness owing to JPMorgan Chase Bank, N.A.; and
(iii)	EUR€50,000 of unsecured credit card indebtedness owing to American Express Europe S.A. (Germany branch);
(b)	the Secured Obligations;
(c)	Indebtedness in connection with Capital Leases in an amount not to exceed $500,000; and
(d)	unsecured Indebtedness not otherwise permitted in an aggregate amount not to exceed $500,000 outstanding in the aggregate at any given time.

“Permitted Investments” means:

(a)	Investments set forth on the Schedule 1.01, existing as of the Closing Date;
(b)	Investments consisting of Cash Equivalents;
(c)	Investments in a Loan Party or any Subsidiary, provided that Investments of the Loan Parties in a Subsidiary that is not a Loan Party shall not exceed $500,000 per fiscal year;
(d)	Investments consisting of (a) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (a) loans to employees, officers or directors relating to the purchase of equity securities of any Loan Party pursuant to employee stock purchase plans or agreements approved by such Loan Party’s Board, up to a maximum of $500,000 per annum; and
(e)	Investments consisting of Securities Accounts (and the Investment Property therein) in which Lender has a Control Agreement covering such Securities Account.

“Person” is to be interpreted broadly and includes any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company, limited liability company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Plan” means an employee benefit or other plan established or maintained by a Loan Party.

“PM Germany” has the meaning set forth in the preamble to this Agreement.

“PM USA” has the meaning set forth in the preamble to this Agreement.

“Post-Default Rate” has the meaning set forth in Section 3.02(b).

“PPSA” means the Personal Property Security Act (Ontario) as in effect from time to time and the regulations and orders made thereunder, or, in respect of Collateral located in a Canadian province other than Ontario, the personal property security act, regulations and orders in effect in such other province from time to time.

“Priority Payables” means, with respect to any Person, any amount payable by such Person which is secured by a lien which ranks or is capable of ranking prior to or pari passu with the liens created by the Security Documents, including unpaid amounts owing for wages, vacation pay, severance pay (to the extent capable of ranking prior to the liens under the Security Documents under Applicable Law), employee deductions, Taxes, income tax, workers compensation, government royalties, pension fund obligations, Canadian Pension Plan and Non-Canadian Pension Plan obligations, including the amounts of any unfunded liability or solvency deficit, and other statutory or other claims that have or may have priority over, or rank pari passu with, such liens created by the Security Documents.

“Proceedings” has the meaning set forth in Section 5.21.

“Product” means each product, process or service under development, developed, manufactured, licensed, distributed, marketed or sold by any Loan Party and any other similar products or services in which any Loan Party has any proprietary rights or beneficial interests, which for greater certainty shall include the TULSA-PRO and Sonalleve.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualified ECP Guarantor” means in respect of any Hedge Arrangement any Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person (including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Guarantor”) to qualify as an “eligible contract participant” at such time by entering into a “keepwell, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) or the Commodity Exchange Act.

“Recurring Revenue” means recurring revenue that consists of the sale of TULSA-PRO® consumables, lease of medical devices, procedures and services associated with extended warranties.

“Regulatory Authority” means any Governmental Authority that has responsibility in any country or group of countries over the development, manufacture or commercialization of a Product, including the U.S. Food and Drug Administration, Health Canada and the European Medicines Agency, and any successor agency thereof.

“Regulatory Reporting Event” has the meaning set forth in Section 6.12.

“Regulatory Required Permit” means any and all licenses, approvals and permits issues by any Regulatory Authority or any other Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any Loan Party and their respective Subsidiaries.

“Required Liquidity Amount” means, as of any date of determination, the greater of (i) to the extent that EBITDA (calculated in accordance with the definition thereof) is a negative number or loss for the most recent nine-month period, the amount of such loss as reported in a Compliance Certificate, or (ii) $7,500,000.00.

“Responsible Officer” means a Loan Party’s chief executive officer or chief financial officer. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revenue” means revenue generated from the Parent’s consolidated business and classified as such in accordance with GAAP in the consolidated financial statements of the Parent.

“Revolver Availability” means an amount equal to (a) the Revolving Credit Facility Limit minus (b) the sum of all outstanding Advances under the Revolving Credit Facility.

“Revolving Credit Facility” is defined in Section 2.01(a).

“Revolving Credit Facility Commitment” means, the obligation of the Lender to make Advances to the Borrower under the Revolving Credit Facility up to an aggregate principal amount of $10,000,000 as the same may be increased from time to time pursuant to the Revolving Credit Facility Increase and the other terms hereof.

“Revolving Credit Facility Commitment Period” means the period from and including the Closing Date to the Revolving Credit Facility Termination Date.

“Revolving Credit Facility Increase” is defined in Section 2.01(b).

“Revolving Credit Facility Limit” is defined in Section 2.01(a).

“Revolving Credit Facility Termination Date” means the earliest to occur of: (a) the Maturity Date; and (b) the termination of the Revolving Credit Facility Commitments pursuant to Section 2.06, Section 3.06 or Section 8.12.

“Run-Rate Revenue” means the trailing 3-month Revenue multiplied by four (4).

“Sanctioned Person” means any Person that is: (a) designated under, listed on, or owned or controlled by a Person designated under or listed on, or acting on behalf of a Person designated under or listed on, any list of Persons who are subject to Sanctions under

Applicable Law that is binding on the Lender or any Loan Party; (b) located in, incorporated under the laws of, or owned or controlled (directly or indirectly) by, or acting on behalf of a Person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) with whom the Lender would not be permitted to make a loan, continue to make a loan or provide financial accommodation to pursuant to any Sanctions.

“Sanctions” means any Applicable Law governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada), and the Export and Import Permits Act (Canada), and any regulations thereunder, and any similar law, rule, regulation or other Applicable Law in place in any foreign country including those in place in the United States.

“Sanctions Authority” means any of: (a) the Government of Canada; (b) the government of the United States of America; (c) the United Nations; (d) the European Union; (e) the United Kingdom; or (f) the respective departments and agencies of any of the foregoing, including Foreign Affairs, Trade and Development Canada, Global Affairs Canada, Public Safety Canada, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State.

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of each Loan Party arising under this Agreement or any other Financing Document or otherwise with respect to any Advance, including, without limitation, Lender Expenses, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any Insolvency Proceeding.

“Securities Account” has the meaning given to such term in the PPSA.

“Security Agreements” means the Canadian Security Agreement, the German Security Agreements and the USA Security Agreement.

“Security Documents” means each Security Agreement, any Collateral Access Agreements, any Control Agreement, the Intellectual Property Security Agreements, all PPSA and applicable foreign Law financing statements required thereby to be filed with respect to the security interests in personal Property and fixtures created pursuant thereto, and any and all other agreements or instruments now or hereafter executed and delivered to Lender by any Loan Party or any other Person as security for the Secured Obligations.

“Shares” means the issued and outstanding capital stock, membership units or other securities owned or held of record at any time by any Loan Party in any Subsidiary of such Loan Party.

“Sonalleve” means the innovative therapeutic platform combining real time MR imaging and thermometry with thermal ultrasound to enable precise and incision-free ablation of diseased tissue, CE marked for the treatment of uterine fibroids and palliative pain treatment of bone metastases.

“Standby Fee” is defined in Section 2.03(b).

“Standby Fee Rate” a rate equal to [***].

“Statutory Plan” means the benefit plans sponsored and/or administered by a Governmental Authority and that a Loan Party is required by any domestic or foreign statute to participate in or contribute to with respect to any current or former employee, independent contractor, director or officer of such Loan Party or any beneficiary or dependant thereof, including the Canada Pension Plan, the Quebec Pension Plan, and plans administered pursuant to applicable pension, health Tax, workplace safety insurance and employment insurance legislation.

“Subsidiary” means, with respect to any Person, any corporation, limited corporation, limited liability company, partnership, limited partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited corporation, limited liability company, partnership, limited partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited corporation, limited liability company, partnership, limited partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless otherwise specified herein, “Subsidiary” means a direct or indirect Subsidiary of a Loan Party.

“Taxes” or “Tax” means all present and future taxes, charges, fees, levies, imposts, surtaxes, duties and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges of any nature, including Canada Pension Plan or similar plan in any other jurisdiction, and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums and including all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Financing Document or from the execution, delivery of enforcement of, or otherwise with respect to, any Financing Document, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Term Loan” has the meaning set forth in the Original Credit Agreement.

“Term Sheet” means the term debt financing term sheet issued on November 29, 2024 by Lender and accepted on December 10, 2024 by Borrower.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of forward-looking term rates based on SOFR selected by the Lender in its sole discretion).

“Term SOFR Rate” means, for any calculation with respect to a US Base Rate Advance, the rate per annum determined by the Lender as the Term SOFR Reference Rate for a tenor comparable to the applicable interest period on the day (such day, the “TS Determination Day”) that is two (2) Business Days prior to the first day of such applicable interest period, (a) in the case of a one (1) month interest period or such other tenors as may be published from time to time, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any TS Determination Day, a Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then the Term SOFR Rate will be the Term SOFR Reference Rate for the applicable tenor as published by the Term SOFR Administrator on the first Business Day preceding the TS Determination Day for which a Term SOFR Reference Rate was published by the Term SOFR Administrator for the applicable tenor so long as such first preceding Business Day is not more than three (3) Business Days prior to such TS Determination Day; and (b) in the case of any Term SOFR Reference Rate for any tenor that is not regularly published by the Term SOFR Administrator, as determined by the Lender pursuant to its standard or customary practice.

“Term SOFR Reference Rate” means, for any applicable tenor, the rate per annum determined by the Lender as the forward-looking term rate based on SOFR for such tenor.

“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or government body, subdivision, agency, department, commission, board, bureau or instrumentality of a governmental body.

“TSX” means the Toronto Stock Exchange.

“TULSA-PRO” is a therapy that combines real-time Magnetic Resonance Imaging with transurethral, robotically-driven therapeutic ultrasound and closed-loop thermal feedback control to provide precise ablation of the prostate while simultaneously actively protecting critical surrounding anatomy from potential side effects.

“Unrestricted Cash” means cash and Cash Equivalents of Borrower that do not appear on Borrower’s balance sheet as “restricted cash” and that (i) are deposited in Canada, Germany or the United States of America in a Deposit Account with the Lender or with an Affiliate of the Lender or (ii) otherwise deposited in Deposit Accounts or Securities Accounts subject to a Control Agreement.

“US Base Rate” for any day, means a rate per annum equal to the greatest of (a) the “prime rate” announced by the Wall Street Journal (“WSJ”) used for determining interest charged on US Dollar commercial loans in effect on such day (or, if no longer quoted by the WSJ, such other national publication selected by the Lender, acting reasonably); (b) the Federal

Funds Effective Rate in effect on such day plus 0.50%; and (c) Term SOFR Rate for a one month interest period as published on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, if at any time the US Base Rate determined as above would be less than the US Base Rate Floor, the US Base Rate shall be deemed to be equal to the US Base Rate Floor. Any change in the US Base Rate due to a change in the WSJ’s quoted rates, the Federal Funds Effective Rate or Term SOFR Rate shall be effective as of the opening of business on the day such quoted rates become effective.

“US Base Rate Advance” means a Drawdown in U.S. Dollars made by the Lender to the Borrower hereunder which accrues interest at the US Base Rate.

“US Base Rate Floor” means a rate of interest equal to 6.25%.

“US Dollars” and “USD” mean the lawful currency of the United States of America.

“US GAAP” means generally accepted accounting principles that are in effect from time to time in the United States of America.

“US IP Security Agreements” has the meaning set forth in Section 4.01(i).

“Welfare Plan” means, other than a Statutory Plan, any medical, health, hospitalization, insurance or other employee benefit or welfare plan or arrangement of any nature or kind whatsoever, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, applicable to employees or former employees of a Loan Party or a Subsidiary who are resident in Canada, Germany or any other jurisdiction in which any Loan Party operates.

Section 1.02PPSA.

Any terms used in this Agreement that are defined in the PPSA shall be construed and defined as set forth from time to time in the PPSA unless otherwise defined herein.

Section 1.03Headings.

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.04References to Sections.

Whenever in this Agreement a particular article, section or other portion thereof is referred to, such reference pertains to the particular article, section or portion thereof contained herein, unless otherwise indicated.

Section 1.05Currency.

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Dollars.

Section 1.06Gender and Number.

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.07Invalidity of Provisions.

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

Section 1.08Transition from GAAP to US GAAP.

If the Loan Parties shall elect as of the end of financial reporting period to prepare their financial statements in accordance with US GAAP, rather than GAAP, then, following delivery to the Lender of a completed Compliance Certificate attaching the information required to be delivered for such financial reporting period, the parties hereto shall use their best efforts to amend (in a manner mutually satisfactory to Lender and Loan Parties) the thresholds or methods of calculation required by Section 6.20 (including any definitions or components applicable thereto) such that compliance therewith is neither more nor less burdensome (as determined by the Lender in its sole discretion) to Loan Parties as a result of such conversion to US GAAP and, thereafter, all references in the Financing Documents to GAAP shall be deemed references to US GAAP.

Section 1.09Amendment or Waiver.

No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

Section 1.10Non-Business Days.

If any date on which any payment is due or any action is required to be taken is not a Business Day, the date for payment or taking such action shall be the next Business Day following the date specified for such payment or action.

Section 1.11Currency Equivalents

For purposes of calculation and compliance with any limit set forth in Section 6.16 with respect to the amount of Indebtedness, Investment or any other amount subject to a basket that is incurred or made in a currency other than US Dollars, the equivalent amount in US Dollars shall be calculated based on the rate of exchange quoted by the Bank of Canada at the close of business on the Business Day preceding the date the transaction was completed. For purposes of calculation and compliance with the financial covenant set forth in Section 6.20 with respect to any Unrestricted Cash denominated in a currency other than US Dollars, the equivalent amount in US Dollars shall be calculated as of the date of determination based on the rate of exchange used in preparing the applicable financials statements delivered hereunder (or if there is no such rate, the rate of exchange quoted by the Bank of Canada at the close of business on the Business Day preceding the date of calculation).

Section 1.12German Terms.

In this Agreement, where it relates to a company incorporated or established under the laws of Germany or a Financing Document governed by German law, a reference to:

(a)	“receiver”, “manager”, “conservator”, “trustee”, “agent”, “custodian”, “monitor”, “liquidator” or other similar officer includes a reference to an Insolvenzverwalter, vorläufiger Insolvenzverwalter, Sachwalter, vorläufiger Sachwalter or Restrukturierungsbeauftragter;
(b)	seeking to adjudicate a Loan Party or Subsidiary bankrupt or insolvent or seeking the “liquidation”, “dissolution”, “winding-up”, “reorganization”, “arrangement”, “protection”, “relief” or “composition” or initiating or taking steps to initiate any “Insolvency Proceedings” includes an application or filing for, or an institution of, insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) (including, without limitation, by way of (vorläufige) Eigenverwaltung or Schutzschirmverfahren), an ordering of provisional measures according to section 21 of the German Insolvency Code (Insolvenzordnung) (Anordnung vorläufiger Maßnahmen) or a rejection of insolvency proceedings on grounds of insufficiency of assets (Abweisung mangels Masse) or any notification (Anzeige) or application (Antrag) in accordance with the German Act on the Stabilisation and Restructuring Framework for Businesses (Unternehmensstabilisierungs- und restrukturierungsgesetz, StaRUG);
(c)	a person being “unable to pay its debts” or “unable to pay its debts as they fall due”, includes that person being in a state of Zahlungsunfähigkeit within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) and a person’s “assets being less than the aggregate sum of its liabilities” includes that person being in a state of Überschuldung within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung);
(d)	“management” of a person includes reference to its Geschäftsführung or Vorstand (as applicable); and
(e)	the “Governing Documents” includes an excerpt from the competent commercial register (Ausdruck aus dem Handelsregister) of most recent date (not older than 14 days), an up-to-date copy of the articles of association (Satzung) (as filed with the competent commercial register) or partnership agreement (Gesellschaftsvertrag) and, as applicable, an up-to-date copy of the list of shareholders (Gesellschafterliste) as filed with the competent commercial register.

Article II.CREDIT FACILITIES

Section 2.01The Commitments.

(a)	Revolving Credit Facility
(i)	The Lender hereby establishes a revolving credit facility (the “Revolving Credit Facility”) in favour of the Borrower in the aggregate amount not to exceed the lesser of $10,000,000 and the Borrowing Base (the “Revolving Credit Facility Limit”). The obligation of the Lender shall be limited to, as of any date of determination, (i) the Revolving Credit Facility Limit minus (ii) the aggregate amount of all Advances under the Revolving Credit Facility then outstanding.
(ii)	Subject to the terms and conditions of this Agreement, the Borrower may obtain Advances under the Revolving Credit Facility by way of US Base Rate Advances.
(iii)	The Borrower shall have the option to determine which combinations and proportions of Advances shall be drawn down under the Revolving Credit Facility, provided that, (i) the aggregate amount of all Advances under the Revolving Credit Facility shall not exceed the Revolving Credit Facility Limit at any one time and; (ii) the aggregate amount of all advances shall not exceed the Borrowing Base at any one time.
(b)	Revolving Credit Facility Increase
(i)	Provided that (i) no Default or Event of Default has occurred and is continuing and (ii) the Borrower has achieved the Milestone, the Borrower may, one time, after the Closing Date until September 3, 2026, request that the Lender increase the Revolving Facility Commitment by an amount not to exceed $5,000,000 (the “Revolving Credit Facility Increase”).
(ii)	The Borrower shall not be entitled to the Revolving Credit Facility Increase if a Default or Event of Default has occurred and is continuing.

Section 2.02Reborrowing

Subject to the terms and conditions of this Agreement, during the Revolving Credit Facility Commitment Period, the Borrower may increase or decrease the amount of Advances outstanding under the Revolving Credit Facility by obtaining Advances, making repayments and obtaining further Advances of amounts that have been repaid.

Section 2.03Fees.

(a)	Commitment Fees. Borrower shall pay to Lender a commitment fee with respect to the Revolving Credit Facility of [***] which is equal to [***] of the Revolving

Credit Facility Commitment, which fee is fully earned and payable on the Closing Date (the “Commitment Fee”).

(b)	Standby Fee. Commencing on the Closing Date, the Borrower agrees to pay a standby fee (the “Standby Fee”) to the Lender, calculated at the Standby Fee Rate on the daily unadvanced portion of the Revolving Credit Facility Commitment. The Standby Fee shall be calculated and accrue daily from the date hereof and shall be payable monthly in arrears on the first Business Day of the next succeeding month and on the Revolving Credit Facility Termination Date.

Section 2.04Payment; Computation.

All fees payable under this Agreement shall be paid on the dates due, in immediately available Canadian Dollars, to Lender. Fees shall be fully earned on the dates set forth in this Agreement and shall not be refundable under any circumstances.

Section 2.05Loan Account.

Lender shall maintain, in accordance with its usual practice, an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances made by Lender to Borrower or for Borrower’s account and with all other Secured Obligations hereunder or under the other Financing Documents, including, the date, amount and interest rate of each Advance made to Borrower, accrued interest, fees and expenses, Lender Expenses, and the amount of any sum received by Lender on account of the Secured Obligations. The entries made in lender’s records with respect to the Loan Account pursuant to this Section 2.05 shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such records or any error therein shall not affect in any manner the obligations of the Borrower to repay the Advances and other Secured Obligations in accordance with this Agreement.

Section 2.06Termination or Reduction of the Revolving Credit Facility Commitment

(a)	Upon not less than three (3) Business Days’ notice to the Lender, the Borrower shall have the right to terminate the Revolving Credit Facility Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Facility Commitments; provided, that, no such termination or reduction of Revolving Credit Facility Commitments shall be permitted if, after giving effect thereto and to any prepayments of Advances under the Revolving Credit Facility made on the effective date thereof, the aggregate principal amount then outstanding of all such Advances would exceed the Revolving Credit Facility Limit.
(b)	Any partial reduction of the Revolving Credit Facility Commitments shall be in a minimum amount of $1,000,000 and reductions in excess thereof shall be in integral multiples of $500,000, and shall permanently reduce the Revolving Credit Facility Commitments and the Revolving Credit Facility Limit then in effect.

Section 2.07Accordion Feature.

(a)	The Borrower may request a one-time increase in the principal amount of the Revolving Credit Facility Commitment (the “Accordion Request”); provided that:
(i)	the Accordion Request shall be submitted by the Borrower to the Lender and shall specify the amount of the requested increase;
(ii)	the Accordion Request shall not exceed the sum of $10,000,000; and
(iii)	no Default or Event of Default shall have occurred and be continuing or would result therefrom.
(b)	The Lender shall not have any obligation, express or implied, to offer to increase or accept the Borrower’s offer to increase the Revolving Credit Facility Commitment. The Lender shall, in its sole discretion, have the ability to syndicate all or any portion of the increase in the Revolving Credit Facility Commitment set out in the Accordion Request if it accepts.
(c)	If offers made pursuant to this Section have been accepted and all required consents obtained, then:
(i)	the Loan Parties shall execute and deliver such documentation as the Lender, in its sole discretion, deems necessary in order to give effect to the increase, including without limitation an amendment to this Agreement, confirmation that all necessary approvals, acknowledgments of the increase from each Guarantor, authorizations and consents (including board resolutions) have been obtained, opinions of counsel for the Loan Parties, and confirmation that all representations and warranties of the Loan Parties in this Agreement are true and correct as of the day of the increase (except for those provided as at a specific date); and
(ii)	upon satisfaction of the conditions in (i) above and payment of all fees and expenses of the Lender associated with the Accordion Request, the Revolving Credit Facility Limit shall be increased by the amount set out in the Accordion Request.

Article III.Payments and Prepayments

Section 3.01Repayment of Advances.

The Borrower shall repay or pay, as the case may be, all Secured Obligations under or in connection with the Revolving Credit Facility in full on the Maturity Date, including all outstanding Advances under the Revolving Credit Facility and all accrued interest, fees and other amounts then unpaid with respect to such Advances and the Revolving Credit Facility and the Revolving Credit Facility Commitment thereunder shall be automatically terminated on the Maturity Date.

Section 3.02Interest.

(a)	Revolving Credit Facility. The Borrower hereby unconditionally promises to pay to Lender interest on each Advance at a rate per annum equal to the US Base Rate.
(b)	Post-Default Rate. Notwithstanding the foregoing, the Borrower acknowledges and agrees that if an Event of Default shall have occurred and be continuing, then at the option of Lender for as long as such Event of Default exists, the unpaid balance of all Advances shall bear interest, to the fullest extent permitted by law, at a rate equal to 12% per annum (the “Post-Default Rate”), from the date of the Event of Default has occurred until such Event of Default is cured or waived. The Borrower hereby unconditionally agrees to pay to Lender interest at the Post-Default Rate, as specified in this paragraph from time to time on demand.
(c)	Payment. Interest on US Base Rate Advances shall be calculated daily and payable monthly on the first Business Day of the next succeeding month while such Advance is outstanding, or otherwise on the Maturity Date. Notwithstanding the foregoing, (i) accrued interest on the principal amount of any Advance repaid or prepaid shall be payable on the date of the payment or prepayment thereof, and (ii) interest payable at the Post-Default Rate shall be payable on demand.
(d)	All computations of interest or fees “per annum” for US Base Rate Advances shall be made on the basis of a year of 365 or 366 days, as the case may be, using the actual number of days elapsed, and the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest. Interest shall accrue on each Advance for the day on which the Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid.
(e)	For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
(f)	If any provision of this Agreement would oblige Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)	first, by reducing the amount or rate of interest required to be paid to the Lender; and
(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
(g)	Calculation of Interest Rate. EACH OF THE LOAN PARTIES CONFIRMS THAT IT FULLY UNDERSTANDS AND IS ABLE TO CALCULATE THE RATE OF INTEREST APPLICABLE TO EACH OF THE LOANS AND OTHER SECURED OBLIGATIONS BASED ON THE METHODOLOGY FOR CALCULATING PER ANNUM RATES PROVIDED FOR IN THIS AGREEMENT. Lender agrees that if requested in writing by a Loan Party it shall calculate the nominal and effective per annum rate of interest on any Advance or other Secured Obligations outstanding at any time and provide such information to such Loan Party promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve such Loan Party of any of its obligations under this Agreement or any other Financing Document, nor result in any liability to the Lender. EACH LOAN PARTY HEREBY IRREVOCABLY AGREES NOT TO PLEAD OR ASSERT, WHETHER BY WAY OF DEFENCE OR OTHERWISE, IN ANY PROCEEDING RELATING TO THE FINANCING DOCUMENTS, THAT THE INTEREST PAYABLE UNDER THE FINANCING DOCUMENTS AND THE CALCULATION THEREOF HAS NOT BEEN ADEQUATELY DISCLOSED TO THE LOAN PARTIES, WHETHER PURSUANT TO SECTION 4 OF THE INTEREST ACT (CANADA) OR ANY OTHER APPLICABLE LAW OR LEGAL PRINCIPLE.

Section 3.03[Intentionally Deleted]

Section 3.04Voluntary Prepayment

(a)	Voluntary Prepayment of Credit Facilities. The Borrower may at any time and from time to time repay, without penalty, to the Lender the whole or any part of any Advance owing by it, together with accrued interest thereon to the date of prepayment; provided that:
(i)	the Borrower shall deliver notice to the Lender not later than 3:00 p.m. (Toronto time) three (3) Business Days prior to the proposed prepayment date;
(ii)	the proposed prepayment date is a Business Day; and
(iii)	voluntary prepayments shall be in minimum amount equal to $100,000 and in integral multiples of $50,000.

Section 3.05Mandatory Prepayments.

(a)	Change of Control. Upon the occurrence of a Change of Control, Borrower shall prepay the Advances in full, together with accrued and unpaid interest thereon, together with all other amounts payable under this Agreement, and Lender shall cease to have any commitment to make Advances under this Agreement.
(b)	Borrowing Base Excess. If the Lender determines that, on any day, Advances under the Revolving Credit Facility exceed the Borrowing Base as reported on pursuant to Section 6.11, the Borrower shall repay such excess amount within one (1) Business Day of notice by the Lender.

Section 3.06Application of Prepayments.

Except as otherwise provided in this Agreement, prepayments pursuant to this Article III shall be applied as follows:

(a)	First, to pay outstanding fees or Lender Expenses;
(b)	Second, to prepay accrued and unpaid interest accrued on the Revolving Credit Facility;
(c)	Third, to prepay outstanding principal outstanding in respect of the Revolving Credit Facility but without a permanent reduction thereof;
(d)	Fourth, to the payment in full in cash of all other Secured Obligations; and
(e)	Fifth, to whomsoever is legally entitled thereto or as a court of competent jurisdiction may direct.

Section 3.07[Intentionally Deleted]

Section 3.08Payments Generally.

All payments to be made by any Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except to the extent otherwise provided herein or in any other Financing Document, the Borrower shall make all payments of principal, interest and other amounts to be made by any Loan Party under the Financing Documents in immediately available funds, without deduction, set-off or counterclaim, to Lender at Lender’s Account (except as otherwise expressly provided in this Agreement), prior to 3:00 p.m. Toronto, Ontario time on the date when due. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All amounts owing under any Financing Document are payable in Canadian Dollars unless otherwise specified herein. Except to the extent otherwise provided herein, if any payment under any Financing Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest thereon shall be payable for the period of such extension.

Section 3.09Change in Law and Increased Costs

(a)	If any Change in Law shall:
(i)	impose, modify or deem applicable any reserve, special deposit, additional capital, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender;
(ii)	subject the Lender to any Taxes (other than (A) Indemnified Taxes or (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves or other liabilities or capital attributable thereto; or
(iii)	impose on the Lender any other condition, cost or charge (other than Taxes) affecting this Agreement or any Advance hereunder;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting to or maintaining any Advance (or of maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then from time to time Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)	If the Lender determines that any Change in Law affecting the Lender or any of its lending offices or its holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of its holding company, if any, as a consequence of this Agreement, the Revolving Credit Facility, its commitment hereunder or the Advances made by the Lender, to a level below that which the Lender or its holding company would have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company with respect to capital adequacy or liquidity, as applicable), then from time to time the Borrower will pay to the Lender in Canadian Dollars such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.
(c)	A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in clause (a) or (b), as applicable, shall be delivered to Borrower, and any such certificate shall include a brief description of the Change in Law and a calculation of the amount or amounts necessary to compensate the Lender and shall, absent manifest error, be prima facie evidence of the amount of such compensation. In determining such amount, the Lender may use any reasonable method of averaging and attribution that it shall deem applicable.

Borrower shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)	Failure or delay on the part of the Lender to demand compensation pursuant to this section shall not constitute a waiver of the Lender’s right to demand such compensation.

Section 3.10Taxes

(a)	Any and all payments by or on account of any obligation of a Loan Party under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Loan Party) requires the deduction or withholding of any Tax from any such payment by such Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.10) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)	Payment of Other Taxes by the Borrower: The Loan Parties shall pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes imposed as a result of a present or former connection between an assignee and the jurisdiction imposing such Taxes (other than a connection arising from an assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Financing Document) with respect to an assignment of this Agreement (other than an assignment requested by a Loan Party).
(c)	Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by the Lender shall be conclusive, absent manifest error.

(d)	Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.10, such Loan Party shall deliver to the Lender the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Lender.
(e)	Status of Lender. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document, it shall deliver to the applicable Loan Party, at the time or times reasonably requested in writing by such Loan Party, such properly completed and executed documentation so requested as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested in writing by any Loan Party, shall deliver such other documentation prescribed by Applicable Law or so requested by such Loan Party as will enable such Loan Party to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.
(f)	Treatment of Certain Refunds. If, following the imposition of any Taxes on any payment by any Loan Party to the Lender in respect of which any Loan Party is required to make an additional payment pursuant to this Section 3.10, the Lender receives a refund of Taxes as to which it has been reimbursed, made whole or indemnified pursuant to this Section 3.10, the Lender will reimburse the Loan Parties an amount equal to such refund, but only to the extent of indemnity payments made or additional amounts paid by the Loan Parties under this Section 3.10 with respect to Taxes giving rise to such refund, net of all out of pocket expenses (including Taxes) of the Lender and without interest (other than any net after-tax interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this Section 3.10, in no event will the Lender be required to pay any amount to the Loan Parties pursuant to this Section 3.10, the payment of which would place the Lender in a less favorable net after-tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Each Loan Party, upon the request of the Lender, agrees to repay to the Lender the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Lender is required to repay such refund or reduction to such Governmental Authority. This Section 3.10 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Parties or any other Person.

Section 3.11Illegality

If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable lending office to make or maintain any Advance (or to maintain its obligation to make any Advance), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to Borrower, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender, prepay in order to avoid the activity that is unlawful. Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid or converted. Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

Article IV.Security

Section 4.01Security Documents.

As general and continuing security for the due payment and performance of the Secured Obligations, the security described below was (or shall be) granted to the Lender under this Agreement:

(a)	a pledge and general security agreement from Borrower, Parent and 275 Ontario governed by the laws of Ontario and granting security over all of Borrower’s and Parent’s personal property and undertaking in Canada dated as of November 3, 2022 (the “Canadian Security Agreement”);
(b)	a Guarantee by Parent, and the other Guarantors governed by the laws of Ontario guaranteeing the Secured Obligations dated as of November 3, 2022 (the “Canadian Guarantee”);
(c)	a global assignment agreement from PM Germany governed by the laws of Germany and granting security over PM Germany’s intragroup receivables and trade receivables dated as of December 2, 2022 (the “German Global Assignment Agreement”);
(d)	a pledge agreement from PM Germany governed by the laws of Germany and granting security over PM Germany’s accounts balances dated as of December 6, 2022 (the “German Account Pledge Agreement”);
(e)	a security confirmation agreement from PM Germany governed by the laws of Germany regarding the German Global Assignment Agreement dated as of the Closing Date (the “German Security Confirmation Agreement”);
(f)	a junior ranking pledge agreement (the “German Junior Pledge Agreement” and collectively with the German Account Pledge Agreement, the German Global Assignment Agreement and German Security Confirmation Agreement, the “German Security Agreements”) dated as of the Closing Date from PM Germany governed by the laws of Germany and granting security over PM Germany’s accounts balances;

(g)	a pledge and security agreement from the Borrower and PM USA governed by the laws of New York and granting security over (i) all of the Borrower’s shares in PM USA and (ii) PM USA’s personal property and undertaking in the United States of America dated as of November 3, 2022 (the “USA Security Agreement”);
(h)	intellectual property security agreement for all Canadian Intellectual Property dated as of November 3, 2022 and dated as of the Closing Date (collectively, the “Canadian IP Security Agreements”);
(i)	intellectual property security agreements for all United States Intellectual Property dated as of November 3, 2022 and dated as of the Closing Date (collectively, the “US IP Security Agreements”);
(j)	a Collateral Access Agreement for the Borrower’s Mississauga, Ontario location dated as of November 3, 2022;
(k)	a Control Agreement for the Deposit Account with JPMorgan Chase Bank, N.A. dated December 15, 2022; and
(l)	any other Security Documents reasonably requested by the Lender.

Section 4.02Control of Collateral; Control Agreements.

Each Loan Party shall maintain all Deposit Accounts (i) within Canada and the United States in accordance with Section 6.13, and if within the United States, subject to a Control Agreement and (ii) outside of Canada and the United States with financial institutions that are acceptable to the Lender and subject to a Control Agreement (or, if required, similar security instruments) unless such Deposit Accounts are Excluded Accounts. For clarity, all accounts in the United States shall require a Control Agreement unless they are held with the same legal entity as the Lender (and not an Affiliate thereof).  If from time to time any Collateral consists of property or rights of any Loan Party in which the perfection or priority of Lender’s security interest is dependent upon Lender’s gaining control of such Collateral (including Securities Accounts or other Investment Property), Borrower shall notify Lender and deliver the appropriate Control Agreements, and each Loan Party shall do the same with respect to any property securing the applicable Guarantee. No Control Agreement in respect of any Deposit Account, Securities Accounts or other Investment Property shall be modified by any Loan Party without the prior written consent of Lender.

Section 4.03Guarantors

If at any time Borrower owns, establishes or acquires a wholly-owned Material Subsidiary (including without limitation any wholly-owned Subsidiary that exists on the Closing Date and becomes a Material Subsidiary), Borrower shall immediately cause such Subsidiary to become a Guarantor hereunder, and deliver such Guarantee and other Security Documents so as to reflect and replicate the security delivered by Borrower on the Closing Date and the intent of

Section 4.05(b). The Borrower shall also deliver or cause the delivery of a pledge of all of the issued and outstanding equity of such new Guarantor concurrently therewith, together with any certificates representing such equity and corresponding powers of attorney in respect of such certificates.

Section 4.04Real Estate

Borrower shall:

(a)	notify the Lender within ten Business Days of any Loan Party acquiring any freehold, leasehold, licence or other similar interest in real property after the Closing Date;
(b)	in the case of any freehold interest in real property located in Canada, Europe or the United States with a value in excess of $350,000, grant a fixed charge to the Lender on any such real property interest (together with any title opinions or title insurance relating thereto in form and substance acceptable to the Lender); and
(c)	in the case of any leasehold interest in real property, use commercially reasonable efforts to obtain a Collateral Access Agreement if requested by the Lender.

Section 4.05Delivery of Additional Documentation Required.

(a)	At any time upon the written request of Lender, each Loan Party shall execute and deliver to Lender, any and all security agreements, pledges, assignments, endorsements of certificates of title, bailee acknowledgments and all other documents (the “Additional Documents”) that Lender may request in its sole discretion, each in form and substance satisfactory to Lender, to maintain perfection and protect the priority of Lender’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Lender in any real property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Financing Documents. Each Loan Party authorizes Lender to execute any such Additional Documents in such Loan Party’s name and authorize Lender to file such executed Additional Documents in any appropriate filing office.
(b)	It is the intention of the parties hereunder that Borrower and each Material Subsidiary shall grant security over all present and after-acquired personal property and material real estate described in Section 4.05 in the applicable jurisdiction(s) as determined by the Lender, and agree to promptly deliver all to the Lender all Additional Documents that may be required from time to time to effect such intention.

Section 4.06Right to Inspect.

Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (but, provided no Event of Default has occurred and is continuing, not more than once per fiscal year), at reasonable times and upon reasonable notice, during business hours, to inspect the books and records of each Loan Party and to check, test, and appraise the Collateral in order to verify the Loan Parties’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

Article V.Representations and Warranties

Each Loan Party represents and warrants to Lender, on its own behalf and on behalf of each of its Subsidiaries, that:

Section 5.01Incorporation and Status.

Each Loan Party and each of its respective Subsidiaries is duly incorporated and organized, and is validly existing under its jurisdiction of organization. Such Loan Party and/or Subsidiary is duly registered, licensed or qualified as a foreign corporation, and is up to date in the filing of all corporate and similar returns and is in good standing under the laws of those jurisdictions where it operates and where failure to be so registered, licensed, qualified or up to date would have a Material Adverse Effect on it. For the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the Centre of Main Interests of each Loan Party incorporated in a member state of the European Union is situated in its jurisdiction of organization and each Loan Party incorporated in a member state of the European Union has, and at all times during the three (3) month period prior, had, no Establishment in any other jurisdiction.

Section 5.02Corporate Power and Due Authorization.

Each Loan Party has the corporate power and capacity to enter into, and to perform its obligations under this Agreement and the Financing Documents, to which it is a party, as applicable. Each of this Agreement and the Financing Documents to which it is a party has been duly authorized, executed and delivered by such Loan Party (including, without limitation, receipt of all requisite board, stockholder and member approvals) and is a valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

Section 5.03Business of the Loan Parties.

Each Loan Party and each of its respective Subsidiaries has the corporate or other applicable power and capacity to own, lease or license its assets and to carry on its business.

Section 5.04No Contravention.

Neither the entering into and performing under this Agreement or the Financing Documents or the performance by each Loan Party of any of its respective obligations hereunder or thereunder will contravene, breach, result in any default or result in any acceleration, bonus or benefit to any other party under Governing Documents of such Loan Party or under any mortgage, lease, license agreement, supply agreement, contract, agreement, other legally binding instrument, license, permit, Regulatory Required Permit, statute, regulation, order, judgment, decree or law to which it is a party or by which it may be bound.

Section 5.05Not Insolvent.

No Loan Party, no Subsidiary nor any of their predecessors where applicable (a) has committed any act of bankruptcy or initiated or taken steps to initiate any Insolvency Proceeding, (b) (i) is insolvent, (ii) is unable for any reason to unable to meet its obligations as they generally become due, (iii) has ceased paying its current obligations or (iv) is a Person the aggregate of whose property is not, at fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would not be sufficient to pay all its obligations due and accruing due, (c) has proposed, or given notice of its intention to propose, a compromise or arrangement to its creditors generally, including pursuant to any Insolvency Legislation, or (d) has any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrancer take possession of any of its property.

Section 5.06Approvals and Consents.

No authorization, consent or approval of, or filing with or notice to, any governmental agency, regulatory body, court or other person is required in connection with the execution, delivery or performance and compliance with the terms of this Agreement and the Financing Documents to which any Loan Party is a party nor will such performance and compliance contravene any statute, rule or regulation binding on any Loan Party.

Section 5.07Welfare and Pension Plans.

Each Loan Party and each Subsidiary has adopted all Welfare Plans required by Law and each of such plans has been administered, registered, funded, invested and maintained in compliance with its terms and such Laws in all material respects including, without limitation, all requirements relating to employee participation, funding, investment of funds, benefits and transactions with Loan Parties and persons related to them. No Loan Party nor any Subsidiary has any liability with respect to any post-retirement benefit (a) to any current or former employee, or (b) under a Welfare Plan (except, in each case, as set forth on Schedule 5.07). No Loan Party nor any Subsidiary maintains or contributes to, is required to maintain or contribute to, is a party to, is bound by, or has any liability or contingent liability under, a Pension Plan. There are no actions, claims or proceedings existing, pending or threatened against any Pension Plan or the assets of any such plan which could be reasonably expected to have a Material Adverse Effect.

Section 5.08Changes Since Date of Financial Statements.

No Loan Party nor any Subsidiary is a party to nor is bound by any contract, agreement or commitment that materially adversely affects or could reasonably be expected to materially adversely affect such Loan Party’s business or its financial condition or any of its assets. Additionally, since December 31, 2023, no event has (or would reasonably be expected to) give rise to a Material Adverse Effect, and no Loan Party nor any Subsidiary has (except as set forth on Schedule 5.08):

(a)	other than in the ordinary course and consistent with past practices of the Loan Parties, sold, transferred or otherwise disposed of, or created, assumed or permitted any encumbrance on or in respect of, its property or assets or any part thereof other than Permitted Encumbrances;

(b)	incurred, assumed or become subject to any material liability except in the ordinary course of business;
(c)	suffered a change in assets, liabilities, financial condition, prospects or operations of the Loan Parties, from that reflected in the financial statements as of the date set forth above, other than changes in the ordinary course, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect;
(d)	suffered any damage, destruction or loss, whether or not covered by insurance, which would materially and adversely affecting the properties, business or prospects or financial condition of the Loan Parties;
(e)	cancelled or released any debts or claims or waived or surrendered any rights which, in the aggregate, are material;
(f)	suffered the resignation or termination of any officer, key employee or group of employees thereof;
(g)	made any material change to any material compensation agreement or other Material Agreement with any employee, officer, director or stockholder;
(h)	assigned or granted any exclusive license or transferred any Material Intellectual Property or material Regulatory Required Permit;
(i)	made any change to any Material Agreement to which any Loan Party is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Loan Parties; or
(j)	except as described in the Loan Parties’ consolidated financial statements, made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings, profits and losses are ascertained.

Section 5.09No Default Under Agreements.

No Loan Party nor any Subsidiary is in default or breach of any Material Agreement to which it is a party which default or breach has had or could reasonably be expected to have a Material Adverse Effect, no event has occurred that after notice or the passage of time, or both, would constitute such a default or breach, and all Material Agreements are in good standing in all material respects. A list of all Material Agreements, including all material supply agreements, is set forth on Schedule 5.09.

Section 5.10Title to Assets.

The Loan Parties and their respective Subsidiaries are the absolute beneficial owners of and have good and marketable title, free of all charges except for Permitted Encumbrances, to all the material assets owned by them and used in connection with the Loan Parties’ business.

Section 5.11Financial Matters.

The audited consolidated financial statements of the Parent for the fiscal year ended 2023 and the unaudited consolidated financial statements of the Parent, for the periods through December 31, 2024 present fairly in all material respects the consolidated financial position of the Parent, on a consolidated basis as at the dates indicated and the results of their operations and changes in their financial position for the periods specified and reflect all material liabilities (absolute, accrued, contingent or otherwise) of the Parent, as of the dates thereof and such financial statements have been prepared in conformity with GAAP applied, except as otherwise stated therein, on a consistent basis.

Section 5.12No Material Adverse Change

Since December 31, 2023, there has been no Material Adverse Change.

Section 5.13Environmental Matters.

(a) The assets of each Loan Party, and its respective Subsidiaries, have not been used by such Loan Party or Subsidiary in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to each Loan Party’s knowledge, no properties or assets of any Loan Party, or any of their respective Subsidiaries, has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party, nor its respective Subsidiaries, has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Property owned or operated by a Loan Party or its respective Subsidiaries, and (d) no Loan Party, nor its respective Subsidiaries, has received a summons, citation, notice, or directive from any federal or state governmental agency concerning any action or omission by any Loan Party, or their respective Subsidiaries, resulting in the releasing or disposing of Hazardous Materials into the environment. As used herein, “Hazardous Materials” means (A) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (B) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (C) any flammable substances or explosives or any radioactive materials, and (D) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

Section 5.14Assets in Good Condition.

All the material physical assets of each Loan Party and its respective Subsidiaries  are in good operating condition and in a state of good maintenance and repair subject to the usual wear and tear for assets of that age.

Section 5.15Licenses and Agreements.

Each of the material licenses and agreements to which any Loan Party or any Subsidiary is a party is in good standing and in full force and effect, and neither a Loan Party nor a Subsidiary, nor to the best of the knowledge, information and belief of the Loan Parties, after due inquiry, any other party thereto, is in breach of any material covenants, conditions or obligations contained therein.

Section 5.16Tax Matters.

Each Loan Party and its respective Subsidiaries has filed all federal, provincial, state and other (including foreign) Tax returns which are required to be filed, and have paid all Taxes as shown on said returns, as well as all other Taxes to the extent that they have become due, unless being contested in good faith with appropriate reserves. All Tax liabilities of each Loan Party and each Subsidiary are adequately provided for on such Loan Party’s or Subsidiary’s books, including interest and penalties. No Tax liability has been asserted by taxing authorities for Taxes in excess of those already paid, and no taxing authority has notified any Loan Party, or any of their respective Subsidiaries, of any material deficiency in any federal, state and other Tax returns. Notwithstanding the foregoing, each of the representations set forth in this Section 5.16 shall be deemed to be satisfied where the potential liability does not exceed, and could not reasonably be expected to exceed, $15,000.00; provided that any such liability under such threshold known to the Loan Parties as of the Closing Date is set forth on Schedule 5.16 hereto.

Section 5.17Insurance.

Each Loan Party and its respective Subsidiaries maintains insurance for risks and in amounts customary for prudent companies in the Loan Parties’ or Subsidiary’s industry and owners of comparable assets with responsible insurers against such risks. No Loan Party, nor any of its respective Subsidiaries, is in default with respect to any of the material provisions contained in any current insurance policy or has failed to give any notice or pay any premium or present any unsettled claim under any current insurance policy in a due and timely fashion.

Section 5.18Intellectual Property.

The Loan Parties and their respective Subsidiaries own or possess all their Material Intellectual Property without any known conflict with, or infringement of, the rights of others. To the knowledge of the Loan Parties and their respective Subsidiaries, no Product or service marketed or sold (or proposed to be marketed or sold) by any Loan Party, or any of their respective Subsidiaries, violates or will violate any license or infringes or will infringe in any material manner any intellectual property rights of any other party. Schedule 5.18 lists (i) all applications and registrations of Intellectual Property of the Loan Parties and their Subsidiaries as of the date hereof and identifies which of such Intellectual Property is Material Intellectual Property as of the date hereof, (ii) all in-bound license or sublicense agreements for Material Intellectual Property to which a Loan Party is a party as of the date hereof, and (iii) all material out-bound license or sublicense agreements to which a Loan Party is a party as of the date hereof (in the case of (ii) and (iii) except for licenses of commercially available software or information technology services). Other than as set forth on Schedule 5.18, or with respect to commercially available software products or information technology services, as of the date hereof there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Material Intellectual Property owned by any Loan Party or Subsidiary, nor is any Loan Party or Subsidiary, bound by or a party to any options, licenses or agreements of any kind with respect to any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. With respect to any Material Intellectual Property that is a license agreement, Schedule 5.18 indicates as of the date hereof (A) the name of the licensor, (B) the name and date of the agreement pursuant to which such item of Material Intellectual Property is licensed, and (C) whether or not such license agreement grants an exclusive license to any Loan Party or Subsidiary. No Loan Party or Subsidiary has received any written communications alleging that such Loan Party or Subsidiary has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. It will not be necessary to use any inventions of any of such Loan Party’s, or their respective Subsidiaries’, employees or consultants (or Persons it currently intends to hire) made prior to their employment by such Loan Party or Subsidiary. Each employee or consultant engaged in research and development has entered into an invention assignment agreement or similar agreement with such Loan Party or Subsidiary, with respect to all intellectual property rights he or she develops pursuant to his or her employment or engagement to the applicable Loan Party or Subsidiary. No Subsidiary that is not a Loan Party owns any Material Intellectual Property.

Section 5.19Permits.

The Loan Parties, and their respective Subsidiaries, hold all permits (including Regulatory Required Permits), licenses, approvals, consents, authorizations, registrations, certificates and franchises of governmental agencies or regulatory bodies required to own its properties and assets and to carry on its business, except for any of the foregoing where the failure to hold the same would not have a Material Adverse Effect (the “Permits”), and a list of all such Permits is set forth on Schedule 5.19. All the Permits are in full force and effect; each Loan Party, and their respective Subsidiaries, is in compliance in all material respects with all the terms and conditions relating to the Permits; and there are no proceedings in progress, pending or, to such Loan Party’s or Subsidiary’s knowledge, threatened, that may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits nor, to the best of the knowledge, information and belief of such Loan Party or Subsidiary, after due inquiry, are there any facts upon which proceedings could reasonably be based.

Section 5.20Regulatory Required Permits.

With respect to any Product or service of any Loan Party or its respective Subsidiaries, (i) each Loan Party or Subsidiary has received, and such Product or service is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product or conduct of such service as currently being conducted by or on behalf of such Loan Party or Subsidiary, and (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, in material compliance with all Applicable Laws and Regulatory Required Permits, and such Loan Party or Subsidiary has not received any notice from any applicable Regulatory Authority or any other Governmental Authority that such Regulatory Authority or Governmental Authority is conducting a material investigation or review of such Loan Party or Subsidiary.

Section 5.21Compliance with Laws and Litigation.

(a)

Each Loan Party and its respective Subsidiaries is each conducting its business in compliance with all Applicable Laws, including for greater certainty all Healthcare Laws, of each jurisdiction in which its business is carried on, except where the failure to be in such compliance would not have a Material Adverse Effect; and

(b)

There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or enquiry by any governmental, administrative, regulatory or similar body; or any similar matter or proceeding (collectively, “Proceedings”) against or involving any Loan Party or its Subsidiaries or any of their officers or directors (whether in progress, pending or, to the best of the knowledge, information and belief of such Loan Party or Subsidiary, after due inquiry, threatened); no event has occurred that might give rise to any Proceedings and such Loan Party or Subsidiary is not aware of any existing grounds on which such Proceedings might be commenced and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against such Loan Party or Subsidiary or its officers or directors.

Section 5.22Material Facts Disclosed.

None of the statements, documents, certificates or other items prepared or supplied by any Loan Party, or their respective Subsidiaries, with respect to the transactions contemplated hereby contains an untrue statement of a material fact, or fails to disclose a fact that is necessary to be made in order for any material statement not to be misleading.

Section 5.23No Rights to Acquire Assets.

No person has any agreement or option or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase of any assets of any Loan Party, or Subsidiary.

Section 5.24No Rights to Provide Financial Advisory Services.

No person has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the provision of financial advisory services to any Loan Party or Subsidiary.

Section 5.25Chief Executive Office and Location of Assets.

There is no location at which any Loan Party has any assets (except for Products in transit) other than those locations listed on Schedule 5.25. The chief executive office, registered office, principal place of business and the place where each Loan Party keeps its books and records is located and specifically identified on Schedule 5.25. The locations of any assets stored with a bailee or similar entity are located on Schedule 5.25.

Section 5.26Minute Books.

The minute books, stock certificate books and stock transfer ledgers of each Loan Party are true, correct, complete and up-to-date and contain the minutes of all meetings, and all resolutions, of the board of directors thereof (and all committees thereof) and shareholders thereof, except that minutes of the most recent meeting of the directors may not be included or may be included in such minute books in draft form.

Section 5.27Use of Proceeds; Margin Stock.

The proceeds of any of the Advances will be used solely as provided in this Agreement, and none of such proceeds will be used (i) for the purpose of purchasing or carrying any “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System (12 C.F.R. Parts 220, 221 and 224), (ii) for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry a “margin stock,” or (iii) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulations T, U or X. No Loan Party, nor their respective Subsidiaries, is engaged in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock.” No Loan Party nor any Person acting on behalf of any Loan Party has taken or will take any action which might cause any of the Financing Documents to violate Regulations T, U or X, or any other regulations of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

Section 5.28Investment Company Act.

No Loan Party or Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.29Bank Accounts.

Schedule 5.29 lists, as of the Closing Date, all banks and other financial institutions at which any Loan Party maintains Deposit Account or Securities Accounts, and such Schedule correctly identifies the name and address of each depository or intermediary, the name in which such account is held, a description of the purpose of the account and the complete account number of such account.

Section 5.30Shares and Corporate Structure.

(a)	The corporate structure of the Loan Parties and their Subsidiaries and shareholders is, as at the Closing Date, as set out in Schedule 5.30, which Schedule contains the authorized capital of the Parent, Borrower and their respective Subsidiaries and the number of issued and outstanding shares and the beneficial owners thereof at such time. Each of the Subsidiaries is, directly or indirectly, wholly-owned by one or more a Loan Party or a Subsidiary. No Loan Party, nor their respective Subsidiaries, is a participant in any joint venture, partnership, limited liability company or similar arrangement. Except as set forth on Schedule 5.30, since its inception, no Loan Party has consolidated or merged with, or acquired assets outside the ordinary course of, or acquired the stock of or any interest in any Person.
(b)	No Person (other than the Lender) will have an agreement or option or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares in the capital of the Borrower except as described in Schedule 5.30.
(c)	To the extent applicable and subject to satisfaction of all obligations pursuant to Section 6.25, each Loan Party has full power and authority to create a lien on the Shares and no disability or contractual obligation or restriction exists, that would prohibit such Loan Party from pledging the Shares pursuant to this Agreement or the Security Agreements. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and (to the extent such concepts are applicable under the laws under which the applicable entity was formed) validly issued, fully paid and non-assessable. The Shares are not the subject of any present or threatened (in writing) suit, action, arbitration, administrative or other proceeding, and no Loan Party knows of any reasonable grounds for the institution of any such proceedings.

Section 5.31Liabilities.

No Loan Party, nor their respective Subsidiaries, has any material liabilities and, to the best of its knowledge no material contingent liabilities, not disclosed in the financial statements of the Parent, except (i) current liabilities incurred in the ordinary course of business to the date of the financial statements, which have not been, either in any individual case or in the aggregate, materially adverse and (ii) liabilities of a type not required by GAAP to be reflected in financial statements.

Section 5.32Employee Matters.

No Loan Party nor any Subsidiary is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement, except as set forth on Schedule 5.32. No employee or former employee of a Loan Party or Subsidiary has been granted the right to continued employment by such Loan Party or Subsidiary or to any material compensation following termination of employment with such Loan Party or Subsidiary, except as set forth on Schedule 5.32. To each Loan Party’s knowledge, no employee of any Loan Party, or their respective Subsidiaries, nor any consultant with whom such Loan Party, or their respective Subsidiaries, has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, such Loan Party or Subsidiary; and to each Loan Party’s knowledge the continued employment by such Loan Party or Subsidiary of its respective present employees, and the performance of such Loan Party’s or Subsidiary’s contracts with its independent contractors, will not result in any such violation, and no such Loan Party or Subsidiary has received any notice alleging that such violation has occurred. No Loan Party, nor any of its Subsidiaries, is aware that any officer, key employee or group of employees of such Loan Party or Subsidiary intends to terminate his, her or their employment with any Loan Party, or any of their respective Subsidiaries, as applicable, nor does any Loan Party, or any of their respective Subsidiaries, have a present intention to terminate the employment of any such officer, key employee or group of employees. Each former employee of each Loan Party, and their respective Subsidiaries, whose employment was terminated by such Loan Party or Subsidiary has entered into an agreement with such Loan Party or Subsidiary providing for the full release of any claims against such Loan Party or Subsidiary, or any related party arising out of such employment. There are no actions pending, or to such Loan Party’s or Subsidiary’s knowledge, threatened, by any former or current employee concerning such person’s employment by such Loan Party or Subsidiary. Each of the Loan Parties and each of their respective Subsidiaries is in compliance in all material respects with all Laws respecting labour and employment terms, conditions and practices.

Section 5.33Non-Arm’s Length Transactions

All agreements, arrangements or transactions between any Loan Party or their respective Subsidiaries, on the one hand, and any Affiliate of or other Person not dealing at arm’s length with the Borrower (other than ordinary course arrangements with any employee, management or director of the Borrower), on the other hand, in existence as of the Closing Date are set forth on Schedule 5.33.

Section 5.34Description of Real Property

Schedule 5.34 contains a description as of the Closing Date of (a) all real property owned by the Loan Parties (including municipal addresses, legal description (to the extent available), a brief description of such property and its use), and (b) all real property leased by the Loan Parties (including municipal addresses, legal description (to the extent available), the name of the landlord, the term and any renewal rights under the applicable lease and a brief description of such property and its use).

Section 5.35Sanctions

(a)	No part of the proceeds of any Drawdown will be used directly or, to the knowledge of the Borrower, any other Loan Party, or any of their respective Subsidiaries,

indirectly, to fund any operations in, finance or facilitate any investments, activities, business or transaction with, or make any payments to, a Sanctioned Person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions in any manner that would result in any violation by any Person (including the Lender) of (i) any Sanctions; or (ii) any applicable regulations, rules or executive orders issued or administered by any Sanctions Authority.

(b)	None of the Loan Parties, any of their respective Subsidiaries, or any director, officer or employee of the Loan Parties (i) is or will become a Sanctioned Person; or (ii) knowingly engages or will engage in any dealings or transactions, or is or will be otherwise knowingly associated, with any Sanctioned Person that would result in any violation of (A) any Sanctions, or (B) applicable regulations, rules or executive orders issued or administered by any Sanctions Authority.
(c)	Each of the Loan Parties and their respective Subsidiaries has implemented, and maintains in effect, policies and procedures designed to ensure compliance by the Loan Parties, their respective Subsidiaries, their respective directors, officers, employees and agents with all Sanctions and all applicable regulations, rules or executive orders issued or administered by any Sanctions Authority.

Section 5.36Anti-Terrorism and Anti-Money Laundering Laws

(a)	Each of the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents is, and has conducted its business, in compliance with Anti-Terrorist Financing and Anti-Money Laundering Laws.
(b)	No part of the proceeds of the Drawdowns, use of proceeds, or other transactions contemplated by this Agreement will violate Anti-Terrorist Financing and Anti-Money Laundering Laws.
(c)	None of the Loan Parties, their Subsidiaries or their respective directors, officers, employees or agents, is the subject to any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under any Anti-Terrorist Financing and Anti-Money Laundering Laws, and no such investigation, inquiry or proceeding is pending or has been threatened.
(d)	Each of the Loan Parties and their respective Subsidiaries has implemented, and maintains in effect, policies and procedures designed to ensure compliance by the Loan Parties, their respective Subsidiaries, their respective directors, officers, employees and agents with Anti-Terrorist Financing and Anti-Money Laundering Laws.

Article VI.Covenants

For as long as the Secured Obligations remain outstanding or Lender has any commitment to extend credit, each Loan Party agrees as follows:

Section 6.01Use of Proceeds.

The Borrower shall only use the proceeds of the Advances (i) on the Closing Date, to repay the Term Loan and (ii) thereafter, for general corporate and working capital purposes.

Section 6.02Payment of Principal and Interest; Secured Obligations.

Each of the Loan Parties will duly and punctually pay the Secured Obligations, including, without limitation, the principal and interest accrued on the Advances at the time and in the manner specified herein.

Section 6.03Lender Expenses.

Each of the Loan Parties shall pay all Lender Expenses on demand.

Section 6.04Compliance with Laws; Permits; Corporate Existence.

Each of the Loan Parties shall (and shall cause its Subsidiaries, if any, to) maintain its corporate existence (other than in accordance with Section 6.16(d) or Section 6.16(e)), carry on and conduct its business in a proper and business-like manner, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including all Permits, and comply with all Applicable Laws, in each case in all material respects. Each of the Loan Parties shall also forthwith notify Lender in writing of the dissolution or wind-up of any existing Loan Party or Subsidiary or the creation or acquisition of any new Subsidiary after the date hereof (and whether such Subsidiary is a Material Subsidiary).

Section 6.05Delivery of Collateral and Perfection.

Each Loan Party shall take such actions at the sole cost and expense of such Loan Party, as may be required or desirable and as requested by Lender, to preserve, protect or perfect the security interests of Lender with respect to the Collateral.

Section 6.06Collateral.

Each Loan Party will defend the Collateral against, and will take such other action as is necessary to remove, any and all security interests on and claims in respect of the Collateral other than the security interests created by this Agreement and Permitted Encumbrances.

Section 6.07Operating Leases.

Neither a Loan Party nor any of its Subsidiaries will enter into or maintain operating leases (other than real property leases) such that the aggregate annual consolidated expenditure on such operating leases would be greater than $350,000.

Section 6.08Insurance.

Each Loan Party shall (and shall cause each of its Subsidiaries to) maintain insurance for risks and in amounts customary for prudent companies in the Loan Parties’ industry and owners of comparable assets with responsible insurers against such risks, which insurance shall be satisfactory to Lender, including but not limited to, business interruption, with Lender being named as a lender first loss payee and mortgagee with respect to any commercial property insurance of each Loan Party and as additional insured with respect to any general liability insurance of each Loan Party, and shall provide appropriate endorsements. Borrower shall promptly notify Lender of the occurrence of any event which would negatively affect any insurance coverage. If a Loan Party does not maintain insurance as required under this Section 6.08 or pay any amount or furnish required proof of payment to Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.08.

Section 6.09Transactions with Affiliates.

No Loan Party shall or shall permit any of its Subsidiaries to enter into any transaction with any officer, director, employee, shareholder or any Person not dealing at arm’s length or any Affiliate of any of the foregoing (specifically excluding any employment or option agreement or intercompany indebtedness or transactions between a Loan Party and any of its Subsidiaries) unless such transaction is on terms no less favorable to such Loan Party than would be obtainable in an arm’s length transaction. The Loan Parties shall provide the Lender with evidence of compliance with this covenant upon request.

Section 6.10Material Agreement.

Each Loan Party shall observe each term, covenant and agreement contained in the Material Agreements, except to the extent that any non-compliance could not reasonably be expected to result in Material Adverse Effect. At Lender’s request, each Loan Party shall provide copies of any Material Agreements entered into after the Closing Date.

Section 6.11Reporting.

(a)	Parent shall prepare and provide to Lender with respect to Parent and its Subsidiaries (a) monthly unaudited consolidated financial statements within 30 days of the end of each month accompanied by a Compliance Certificate as referred to in Section 6.20, (b) quarterly unaudited consolidated financial statements within the earlier of forty-five (45) days of the end of each fiscal quarter (including, without limitation, the last fiscal quarter) or the date that such financial statements are filed publicly, (c) audited consolidated financial statements within the earlier of one hundred and twenty (120) days of the Parent’s fiscal year end or the date such financial statements are filed publicly, such audited financial statements to be accompanied by a report and opinion of an independent certified public accountant acceptable to Lender, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification or exception, (d) as soon as available, but in any event not later the last day of each fiscal year, the Budget for the next fiscal year, and (e) a schedule setting out the particulars of each Deposit

Account maintained by any Loan Party, along with the applicable cash balance held in such Deposit Account, within 30 days of the end of each month, to be set out in a Compliance Certificate as referred to in Section 6.20. Parent shall provide, upon request by the Lender, general ledger accounts and any board and board subcommittee materials and shall provide online access to the Lender to quarterly board materials.

(b)	On the same day as delivery of the monthly financial statements above, a Borrowing Base Certificate signed by a Responsible Officer of the Borrower calculating the Borrowing Base. Unless otherwise prescribed by the Lender, a Borrowing Base Certificate shall be substantially in the form attached as Exhibit C.

Section 6.12Healthcare Regulatory Matters.

Each Loan Party:

(a)	shall notify Lender promptly, and in any event within ten (10) Business Days, after receiving a written notice of or otherwise becoming aware of or determining that any of the following has occurred and would reasonably be expected to cause a Material Adverse Effect (each, a “Regulatory Reporting Event” and collectively, the “Regulatory Reporting Events”): (i) any Governmental Authority or Regulatory Authority is conducting or has conducted (A) if applicable, an investigation of any of the Loan Parties’ or their respective Subsidiaries’ manufacturing facilities and processes for any Product which investigation has disclosed any material deficiencies or violations of Laws and/or the Regulatory Required Permits related thereto or (B) an investigation or review of any Regulatory Required Permit (other than routine reviews in the ordinary course of business associated with the renewal of a Regulatory Required Permit), (ii) development, testing, and/or manufacturing of any Product that is material to the Loan Parties business (taken as a whole) should cease, (iii) if a Product that is material to the Loan Parties business (taken as a whole) has been approved for marketing and sale, any marketing or sales of such Product should cease or such Product should be withdrawn from the marketplace, or (iv) any Regulatory Required Permit has been revoked or withdrawn. Each Loan Party shall provide to Lender such further information (including copies of such documentation) as Lender may reasonably request with respect to any such Regulatory Reporting Event; and
(b)	shall and shall cause each other Loan Party to, obtain all Regulatory Required Permits necessary for compliance in all material respects with Laws with respect to testing, manufacturing, developing, selling or marketing of Products and shall, and shall cause each Loan Party to, maintain and comply in all material respects with all such Regulatory Required Permits, the noncompliance with which could have a Material Adverse Effect.

Section 6.13Accounts

The Borrower shall cause all proceeds of the Revolving Credit Facility to be funded into a Deposit Account with the Lender or an Affiliate of the Lender in the United States.

Each Loan Party shall cause all of its Deposit Accounts, except for any Excluded Accounts, in Canada and the United States to be held with the Lender as of the Closing Date, provided that, for certainty, all banking services offered to the Borrower will be subject to fees comparable with customers similar to the Borrower and in accordance with the Lender’s standard practice in effect from time to time.

Section 6.14Sanctions

Each Loan Party, and their respective Subsidiaries, shall:

(a)	comply with all Sanctions; and
(b)	conduct its business in such a way and adopt and maintain adequate policies, procedures and controls to ensure that it and each of its directors, officers and employees is in compliance with all Sanctions and that the representations and warranties set out in Section 5.35 are true and correct at all times (and not just at, and as of, the times such representations and warranties are made or deemed to be made).

Section 6.15Anti-Terrorist Financing and Anti-Money Laundering Laws

(a)	Each Loan Party and its respective Subsidiaries shall comply with all Anti-Terrorist Financing and Anti-Money Laundering Laws and “know your client” Applicable Laws (collectively, “AML Legislation”).
(b)	Each Loan Party acknowledges that, pursuant to AML Legislation, the Lender may be required to obtain, verify and record information regarding each Loan Party, each of their respective Subsidiaries and each of their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of any of them, and the transactions contemplated herein. Each Loan Party shall, promptly provide all such information as may be reasonably required by the Lender, or any assignee or participant of the Lender, in order to comply with AML Legislation.
(c)	Each Loan Party and its respective Subsidiaries, shall adopt and maintain adequate policies, procedures and controls to ensure that it and each of its directors, officers, employees and agents is in compliance with all AML Legislation.

Section 6.16Negative Covenants.

Without the prior written consent of Lender, no Loan Party shall (or shall permit any of its Subsidiaries, if any, to):

(a)	incur, issue or make any request for or permit to exist Indebtedness, except for the Permitted Indebtedness;
(b)	grant or permit the existence of any Lien other than Permitted Encumbrances, or enter into any agreement which prohibits the granting of any Lien or assignment by way of security in the assets of any Loan Party or any Subsidiary (including a Lien in such instrument, contract, document or agreement);
(c)	make any Disposition of Property (including Intellectual Property) except for:
(i)	Dispositions of obsolete or worn-out Equipment;
(ii)	Dispositions that comply with Section 3.05(a); and
(iii)	Dispositions among Loan Parties;
(d)	wind-up or liquidate any Loan Party unless the assets thereof are transferred to another Loan Party and all documents reasonably requested by Lender are delivered in order to preserve the Liens under the Security Documents;
(e)	merge, amalgamate or enter into another form of business combination or reorganization (including any joint venture or partnership), except that (i) any Loan Party may merge, amalgamation or consolidated with any other Loan Party, and (ii) any Subsidiary may merge, amalgamate or consolidate into a Loan Party or another Subsidiary, provided that such merger, amalgamation or consolidation does not result in assets being transferred from a Loan Party to a Subsidiary that is not a Loan Party, in each case so long as all documents reasonably requested by the Lender are delivered in order to preserve the Liens under the Security Documents,
(f)	make any payment of any dividend, distribution, redemption or other payment (either cash or non-cash) in respect of any Loan Party’s Equity Interests, other than Permitted Distributions;
(g)	make any Investment other than Permitted Investments;
(h)	make any Acquisition other than Permitted Acquisitions;
(i)	change the jurisdiction of organization of any Loan Party, or amend any Loan Party’s Governing Documents in a manner which could reasonably be expected to have a Material Adverse Effect;
(j)	permit any assets or property of a Loan Party with a value in excess of $700,000 (including without limitation Collateral within a Deposit Account) to be located in a jurisdiction or otherwise established in a way that is not subject to perfected security in favour of the Lender pursuant to the Security Documents (which for clarity shall include any assets in Germany that are not subject to the German Security Agreements);

(k)	engage in any business other than the business engaged in as of the Closing Date or substantially any substantially similar line of business as Borrower or in an adjacent line of business;
(l)	permit a Change of Control, except if Lender will be paid in full in cash at the closing of such Change of Control in accordance with Section 3.05(a);
(m)	make or incur any capital expenditures in any fiscal year in the aggregate in an amount which exceeds the amount set forth in the Budget for such a period by more than 15%;
(n)	change its Fiscal Year; and
(o)	agree or otherwise commit to take any action described in paragraphs (a) through (n) above.

Section 6.17Maintenance of Records.

The Loan Parties will keep and maintain accurate and complete records of the Collateral.

Section 6.18Notices.

Borrower shall provide written notice to Lender at least 30 days prior to:

(a)	any change in legal name, or jurisdiction of organization, or chief executive office of any Loan Party, or commencing operations in a new province in Canada or other jurisdiction that is not listed on Schedule 5.25; or
(b)	any amendment to the Governing Documents of any Loan Party; and

Promptly upon becoming aware of same, Borrower shall provide prompt written notice to Lender, of:

(a)	any Lien (other than Permitted Encumbrances) on, or claim asserted against, any of the Collateral;
(b)	the occurrence of any event, claim or occurrence that is or could reasonably be expected to have a Material Adverse Effect, including without limitation, any notice of default pursuant to any license, Permit or other agreement pursuant to which a Loan Party or any of its Subsidiaries licenses, Material Intellectual Property or the commencement of any litigation;

(c)	any change in the location of Collateral of a Loan Party (including additional locations), together with an estimate of the value of such Collateral at such new locations;
(d)	any material loss of or damage to any of the Collateral;
(e)	any material communication with or notice from the TSX or NASDAQ; and
(f)	any Material Adverse Change.

Section 6.19Limitations on Modifications, Waivers, Extensions.

Other than in the ordinary course of business, no Loan Party will (or will permit any of its Subsidiaries, if any, to): (i) amend, modify, terminate or waive any provision of any Permit, contract, license or any agreement giving rise to a material Account except in the ordinary course of business and which would not result in a Material Adverse Effect; or (ii) fail to exercise promptly and diligently its rights under each Permit, contract and agreement giving rise to an Account except in the ordinary course of business and if such failure is or could not reasonably be expected to have a Material Adverse Effect.

Section 6.20Financial Covenants

The Loan Parties shall ensure that:

(a)	Unrestricted Cash is at all times greater than the Required Liquidity Amount, to be tested as of the last day of each month based on the most recently reported consolidated financial statements delivered pursuant to Section 6.11(a) of this Agreement and reported in the most recent Compliance Certificate (for greater certainty, the Revolver Availability shall not be included for the purpose of calculating Unrestricted Cash); and
(b)	Revenue for the most recent reported trailing 12-month period must be 15% greater than Revenue for the same time period in the prior Fiscal Year, to be tested as of the last day of each Fiscal Quarter based on the most recently reported consolidated financial statements delivered pursuant to Section 6.11(a) of this Agreement and reported on in the most recent Compliance Certificate.

Section 6.21Intellectual Property.

(a)	Each of the Loan Parties shall protect, defend and maintain the validity and enforceability of the Material Intellectual Property and shall not allow any Material Intellectual Property to be abandoned, forfeited or dedicated to the public without Lender’s consent. No Subsidiary that is not a Loan Party shall own any Material Intellectual Property.
(b)	No Loan Party shall, or shall permit any of its Subsidiaries to, enter into a license with respect to Material Intellectual Property with respect to which any Loan Party or such Subsidiary is the licensee that prohibits or otherwise restricts a Loan Party or any Subsidiary from granting a security interest in a Loan Party’s or any Subsidiary’s interest in such license or agreement or would adversely affect Lender’s ability to exercise remedies pursuant to any Financing Documents with respect to Collateral without prior notice to Lender and obtaining such modifications to such license or agreement to ensure Lender’s rights and remedies pursuant to the Financing Documents are not materially impaired as Lender may request. The Loan Parties shall not be in material breach of any licenses and agreements pursuant to which any Loan Party licenses Material Intellectual Property.

(c)	Together with each Compliance Certificate for the months ending March, June, September and December, Borrower shall provide Lender with a report of patents, patent applications, copyright registrations, copyright applications, trademark registrations and trademark applications acquired by any Loan Party or any of its Subsidiaries since the last such report delivered including a report regarding any new in-bound licenses or sublicense agreements pertaining to Material Intellectual Property or new material out-bound license or sublicense agreements to which a Loan Party is a party (in each case except for licenses of commercially available software or information technology services), together with all copies of such applications, licenses, agreements or registrations as Lender may request. With respect to any Intellectual Property registered in Canada, the United States or any other applicable jurisdiction and acquired by any Loan Party or changed after the Closing Date, each of the Loan Parties hereby agrees to give notice of same to the Lender and upon Lender’s request, to deliver, or cause any other Guarantor to deliver, to Lender an Intellectual Property Security Agreements or other documents as Lender may reasonably require to perfect its Lien therein or protect its interest with respect thereto, and authorizes Lender to amend any previously delivered Intellectual Property Security Agreement to amend any schedule thereto to reflect such addition or change. Borrower shall promptly notify Lender of the institution of any action, suit, litigation or proceeding pertaining to the Material Intellectual Property of any Loan Party or a claim of infringement by any Loan Party or any of its Subsidiaries on the intellectual property rights of a third party.

Section 6.22Pension Plans

The Loan Parties, and their respective Subsidiaries, shall administer, fund, invest and maintain all Pension Plans and Welfare Plans, if any, in compliance with their terms and all Laws.

Section 6.23Material Subsidiaries

The Loan Parties shall cause each Material Subsidiary to promptly comply with Section 4.03. The Loan Parties shall ensure that all Material Agreements are entered into by and all Material Intellectual Property is held through entities that are Loan Parties.

Section 6.24Centre of Main Interests

Each Loan Party incorporated in a member state of the European Union must not cause or allow its registered office or Centre of Main Interests to be in, or maintain an Establishment in, any jurisdiction other than its jurisdiction of incorporation.

Section 6.25Limitation on Restrictive Agreements

The Borrower shall not (and shall cause any Subsidiary of the Borrow to note) create, incur, assume, permit to exist any consensual limitation or restriction on the ability of the Borrower or any Subsidiary of the Borrower to:

(a)	make any payment to the Lender, provide the Security Documents to the Lender, or perform or observe any of its other covenants or agreements under any of the Financing Documents; or
(b)	in the case of Subsidiaries, to make any Distributions to the Borrower or any of its Subsidiaries.

Section 6.26Limitation on Hedge Arrangements

Each Loan Party shall not enter into Hedge Arrangements of any kind after the date of this Agreement, except for Hedge Arrangements with the Lender in the ordinary course of a Loan Party’s business (but not for speculative purposes) to hedge or mitigate bona fide interest rate, currency or commodity risks to which the Loan Parties are exposed in the conduct of their business or the management of their liabilities.

ARTICLE VII.CONDITIONS

Section 7.01Conditions Precedent to Amended and Restated Credit Agreement.

The Borrower acknowledges that (i) certain conditions precedent have previously been satisfied in connection with the effectiveness of the Original Credit Agreement, and (ii) without limiting the right of the Lender with regard to making further advances, the effectiveness of this Agreement is subject to the following conditions precedent having been satisfied:

(a)

Lender shall have received this Agreement and each of the other Financing Documents, in form and substance satisfactory to Lender, duly executed by each Person party thereto, and each such document shall be in full force and effect, and no Default or Event of Default shall exist as of the execution of such documents;

(b)

Lender shall have received confirmation that the Security Documents (to the extent applicable) have been registered in the applicable jurisdictions so as to result in perfected of security in all jurisdictions required by the Lender on the Closing Date;

(c)	Lender shall have received the applicable fees outlined in Section 2.03 together with any other fees contemplated by this Agreement and payable on the Closing Date;

(d)	Lender shall have received evidence that Run-Rate Revenue is greater than or equal to $8,000,000 as of the Closing Date;
(e)	Lender shall have received evidence that Liquidity is greater than or equal to $40,000,000 (net of any costs and expenses payable hereunder and repayment of the Term Loan) as of the Closing Date;
(f)

Lender shall have received a Drawdown Request within the time prescribed for the delivery thereof in Section 9.01 and a payment direction to the Lender, which authorizes and directs the Lender to repay the Term Loan with the proceeds of such Drawdown;

(g)	The Term Loan shall be repaid in full concurrently with the Drawdown set out in Section 7.01(f) above;
(h)

Lender shall have received a certificate from an officer of each Loan Party attesting to (i) the resolutions of such Loan Party’s applicable Board authorizing its execution, delivery, and performance of this Agreement and the other Financing Documents to which it is a party, (ii) the resolutions of such Loan Party’s stockholders, shareholders or members, as applicable, to the extent required pursuant to such Loan Party’s Governing Documents, (iii) such Loan Party’s Governing Documents, certified by the applicable jurisdiction of organization, and (iv) to the extent applicable in the relevant jurisdiction of incorporation, incumbency of the officers of such Loan Party;

(i)

Lender shall have received (i) duly executed copies of the Security Documents and all other Financing Documents and deliveries in connection therewith (in each case to the extent not delivered previously), and (ii) confirmations from the Loan Parties  of all Security Documents previously delivered (including, for the avoidance of doubt, a confirmation agreement governed by the laws of Germany), and all such Financing Documents will have been duly registered, filed and recorded in all relevant jurisdictions where required by Applicable Law or where the Lender considers it necessary, in its sole discretion, to do so;

(j)	Lender shall have received a duly executed copy of the Junior Pledge Agreement;
(k)

Lender shall have received results of a recent searches in each of the jurisdictions where the Loan Parties and the assets of the Loan Parties are located, and such searches reveal no encumbrances on any of the assets of the Loan Parties, except for Permitted Encumbrances or Liens discharged or subordinated on or prior to the Closing Date pursuant to documentation in form and substance satisfactory to the Lender;

(l)

to the extent applicable in the relevant jurisdiction of incorporation, Lender shall have received a certificate of existence or good standing (or equivalent) with respect to each Loan Party, dated within 10 days of the Closing Date, which certificate shall indicate the good standing in the applicable jurisdiction of organization;

(m)	Lender shall have received a legal opinion letter of Borrower’s counsel in Canada, the United States of America and Germany, the form and substance of which shall be satisfactory to Lender;
(n)

Lender shall have received one or more legal opinion letter of Lender’s counsel in Germany regarding validity and enforceability matters with respect to the German Security Agreements, the form and substance of which shall be satisfactory to Lender;

(o)	the Borrower shall have delivered a duly completed Compliance Certificate showing pro-forma compliance with Section 6.20 after giving effect to the Advances made on the Closing Date;
(p)	the Borrower shall have delivered a duly completed Borrowing Base Certificate;
(q)

Each of the Loan Parties shall have received all licenses, approvals, consents or evidence of other actions required by any Person in connection with the execution and delivery by such Loan Party of this Agreement or any other Financing Document or with the consummation of the transactions contemplated hereby and thereby;

(r)

Lender shall have received one or more certificates of insurance, together with the endorsements thereto, as are required by Section 6.08, the form and substance of which shall be satisfactory to Lender;

(s)

No action, suit, investigation, litigation or proceeding before any arbitrator or Tribunal that could reasonably be expected to have a Material Adverse Effect if adversely determined shall be pending or threatened against any Loan Party or any Subsidiary;

(t)

Lender shall have completed its business, legal, and Collateral due diligence, including receipt of the latest Board approved Budget and forecast for 2025 Fiscal Year, management and investor interviews, and customer verification, to be coordinated with the Borrower, the results of which shall be satisfactory to Lender in its sole discretion;

(u)	Lender shall have received all documentation and other information required with respect to the Loan Parties under applicable “know-your-customer” and anti-money laundering rules and regulation;
(v)	No Material Adverse Effect shall have occurred;
(w)	No Material Adverse Change shall have occurred since the date of the Term Sheet.
(x)	The Loan Parties shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement; and

(y)

All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

Section 7.02Conditions Precedent to all Extensions of Credit.

The obligation of Lender to make any Advances or other credit extensions under this Agreement shall be subject to the following conditions precedent:

(a)	the Lender shall have received a Drawdown Request, within the time prescribed for the delivery thereof in Section 9.01;
(b)

the representations and warranties contained in this Agreement and the other Financing Documents shall be true and correct in all material respects (unless such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(c)

(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof, (ii) no Material Adverse Effect shall have occurred, and (iii) there has been no material deterioration in the consolidated financial condition of the Loan Parties since the date of the most recent financial statements submitted to Lender;

(d)

no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Tribunal against any Loan Party, Lender, or any of their Affiliates; and

(e)

the Borrower will be in pro-forma compliance with the financial covenants set out in Section 6.20 after giving effect to the Advances requested and has provided satisfactory evidence of same as requested by the Lender.

ARTICLE VIII.EVENTS OF DEFAULT

Section 8.01Events of Default.

Any of the following shall constitute an Event of Default under this Agreement:

(a)

failure by any Loan Party to pay in cash all or any part of the Secured Obligations (including, without limitation, principal and interest payments due hereunder) when due and payable hereunder, and in the case of any amount other than principal (which shall not be subject to a cure period) such default shall remain unremedied for a period of 2 Business Days after the due date;

(b)	Any Loan Party ceases or threatens to cease to carry on business in the ordinary course or any material part of its business;
(c)

Any Loan Party or any Subsidiary becomes unable to satisfy its liabilities as they become due, or at any time the realizable value of the Loan Parties’ assets is less than the aggregate sum of its liabilities, or any of them otherwise commit an act of bankruptcy or admits that it is “insolvent;”

(d)

Any Loan Party or any Subsidiary, any creditor of such a party, or any other Person institutes any proceeding or takes any action or executes any agreement in connection with the commencement of any proceeding:

(i)	seeking to adjudicate any Loan Party or any Subsidiary bankrupt or insolvent;
(ii)

seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of any Loan Party or Subsidiary or any material part of its property or debt, or making a proposal with respect to any Loan Party or Subsidiary under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws including, without limitation, all Insolvency Legislation, unless any such proceeding or other action is successfully contested by the applicable Loan Party or Subsidiary in good faith and is dismissed or stayed within 45 days;

(iii)

seeking appointment of a receiver, receiver and manager, trustee, agent, custodian, monitor, liquidator or similar official for any Loan Party or Subsidiary or for any part of their properties and assets or for any part of the Collateral; or

(iv)	takes any other action or steps to institute an Insolvency Proceeding;
(e)	a receiver, conservator, trustee, custodian, monitor, liquidator or similar official is appointed in respect of any Loan Party or Subsidiary or any of the Collateral;
(f)

a failure by any Loan Party or Subsidiary to make payments of principal, interest or other amounts when due with respect to any other Indebtedness, or the occurrence of any default, or any event or condition which, with the giving of notice or passage of time, or both, would constitute a default or event of default by any Loan Party or Subsidiary under the terms of any Indebtedness in excess of $175,000;

(g)

if any representation or warranty made by any Loan Party in any of the Financing Documents or any other document, instrument or agreement executed and delivered by any Loan Party at any time to or in favor of Lender is untrue or incorrect in any material respect as of the date on which it is made;

(h)	any Loan Party breaches or fails to duly perform or observe any covenant contained in Section 6.20 or Section 6.25;

(i)

any Loan Party fails to observe the covenants set forth in Article VI (other than those contained in Section 6.20 and Section 6.25) of this Agreement or any other term, covenant or agreement contained herein or in any of the Financing Documents or any other document, instrument or agreement executed and delivered by any Loan Party at any time to or in favor of Lender and such failure is not cured to the satisfaction of the Lender, acting reasonably, within 10 Business Days after the earlier of (i) written notice thereof by the Lender to the Borrower and (ii) actual knowledge of the Borrower of the same;

(j)

any Loan Party challenges or threatens to challenge the validity or enforceability of any of the Financing Documents or terminates or repudiates any of them or attempts to do so, or such Financing Documents or any other document, instrument, agreement or certificate executed and delivered by any Loan Party to Lender shall cease to be in full force and effect or fail, in whole or in part, to constitute a legal, valid, binding and enforceable obligation of any Loan Party, as the case may be;

(k)

any Security Document shall cease to create a valid Lien in favor of Lender or Lender’s Lien ceases to be a perfected, first priority Lien in the Collateral (subject to Permitted Encumbrances), or any occurrence, development or change shall occur, which has resulted or is reasonably expected to result in impairment in the perfection or priority of the Liens granted to Lender other than pursuant to Permitted Encumbrances, or there is a material impairment of the Collateral;

(l)

any part of the Collateral is attached, seized, levied on or becomes subject to any similar process, or any Governmental Authority (including an administrative body or taxation authority) issues a demand in respect of any Loan Party on any part of the Collateral, or any creditor enforces a Lien on the Collateral or otherwise takes possession of property of any Loan Party, or gives written notice of its intent to do any of the foregoing (unless such notice contested in good faith by appropriate legal proceedings and appropriate reserves satisfactory to Lender have been taken);

(m)

any resolution is passed for the winding up, dissolution or liquidation or amalgamation of any Loan Party other than as permitted by Section 6.16(d) or Section 6.16(e) or if any Loan Party loses its charter by expiration, cancellation, forfeiture or otherwise;

(n)

there is entered into against any Loan Party or Subsidiary a judgment or order for the payment of money in an aggregate amount in excess of $175,000 or for equitable relief to enjoin, restrain or prevent any Loan Party or Subsidiary from conducting any material part of its business, or which would otherwise reasonably be expected to have a Material Adverse Effect;

(o)	a Change of Control occurs;
(p)	any Permit (including any Regulatory Required Permit) shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term,

and such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Effect.;

(q)	a Pension Plan Event occurs;
(r)

if the common shares of the Parent cease to be listed for trading on the TSX or NASDAQ, the Parent ceases to be a reporting issuer in good standing in the Province of Ontario, a cease trade order is issued by a Governmental Authority with respect to the common shares of the Parent which order is in effect for more than twenty (20) Business Days or if the Parent appears on the list of defaulting issuers maintained by the Ontario Securities Commission available for consultation on its website;

(s)	the occurrence of a Material Adverse Change; or
(t)	any other event or circumstance occurs that could reasonably give rise to a Material Adverse Effect.

Section 8.02Lender’s Remedies Upon Default.

(a)

Upon the occurrence, and during the continuation, of an Event of Default, Lender may exercise any of the rights and remedies of a secured party under the PPSA or other similar applicable foreign Law, and any other rights and remedies provided for in this Agreement or any other Financing Document or otherwise available to it at law or in equity, such rights and remedies to include, without limitation, the following, all of which are authorized by each Loan Party:

(i)	Declare all Secured Obligations, whether evidenced by this Agreement, by any of the other Financing Documents, or otherwise, immediately due and payable;
(ii)	Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Financing Documents, or under any other agreement between any Loan Party, and Lender;
(iii)

Terminate this Agreement and any of the other Financing Documents as to any future liability or obligation of Lender, but without affecting any of Lender’s Liens in the Collateral and without affecting the Secured Obligations;

(iv)

Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender in its sole discretion considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment of such Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

(v)

Without notice to any Loan Party (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the PPSA or other similar applicable foreign Law), set off and apply to the Secured Obligations any and all (i) funds coming into possession of Lender, or (ii) Indebtedness at any time owing to or for the credit or the account of any Loan Party held by Lender;

(vi)	Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(vii)	take any and all other remedies at Law or provided for under the applicable Security Documents.

Section 8.03Lender Protective Payments.

Without notice to or demand upon any Loan Party, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral, enhance the likelihood of repayment of the Secured Obligations, or pay any other amount payable by or chargeable to any Loan Party pursuant to the terms of this Agreement, including costs, fees, and expenses, and Lender Expenses. All such amounts shall be added to the principal outstanding of the Revolving Credit Facility outstanding hereunder, and be repayable on demand and secured by the Collateral.

Section 8.04Remedies Cumulative.

The rights and remedies of Lender under this Agreement, the other Financing Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the PPSA or other similar applicable foreign Law, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

Section 8.05Power of Attorney.

Each Loan Party hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as such Loan Party’s true and lawful attorney, during the existence of an Event of Default, with power to (a) sign the name of such Loan Party on any Additional Documents, (b) sign such Loan Party’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Loan Party’s name on any collection item that may come into Lender’s possession, (e) make, settle, and adjust all claims under such Loan Party’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) pay, contest or settle any Lien or other encumbrance or adverse claim in or to the Collateral or any judgment based thereon. The appointment of Lender as each such Loan Party’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations have been fully and finally repaid and performed and any obligation of Lender to extend credit hereunder is terminated.

Each Loan Party hereby releases Lender (and any of Lender’s officers, employees, or agents designated by Lender) from the restrictions (to the extent that such restrictions would otherwise apply) on self-dealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions (if any) applicable to it pursuant to any other applicable laws, in each case to the extent legally possible to such Loan Party. For the avoidance of doubt, if and to the extent that Lender is authorised to sub-delegate (by power of attorney or otherwise) any powers granted to it under the Financing Documents (or any of them), this shall extend to include such release. Each Loan Party which is barred by its constitutional documents, by-laws or otherwise from validly granting such release will inform Lender accordingly.

Section 8.06Notice of Event of Default.

Each Loan Party shall promptly give notice in writing to Lender of the occurrence of any Event of Default or other event which, with the lapse of time or giving of notice or otherwise, would be an Event of Default, forthwith upon becoming aware thereof. Such written notice shall specify the nature of such default or Event of Default and the steps taken to remedy the same.

Section 8.07Default under Other Encumbrances.

Any amount paid by Lender before or after the occurrence of an Event of Default on account of monies payable under any Lien upon the Collateral or any part thereof shall be repaid by the Loan Parties to Lender on demand and shall:

(a)	be added to the Secured Obligations and constitute a charge upon the Collateral; and
(b)	bear interest at the rate equal to the Post-Default Rate as a reasonable and genuine pre-estimate of damages and not as a penalty.

Section 8.08Judgment.

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Loan Parties to perform the Secured Obligations nor shall such operate as a merger of any covenant or affect the right of Lender to receive interest at the specified rate, and any judgment shall bear interest at such rate.

Section 8.09Application of Proceeds.

During the existence of an Event of Default, Lender may apply in any order all payments received or funds coming into its possession.

Section 8.10Limitation of Liability.

Lender shall not be liable by reason of any entry into or taking possession of any of the Collateral charged or intended to be charged by the Security Documents or any part thereof, to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or any act or omission for which a secured party in possession might be liable.

Lender shall not, by virtue of these presents, be deemed to be a mortgagee in possession of the Collateral. Lender shall not be liable or accountable for any failure to exercise its remedies, take possession of, seize, collect, realize, sell, lease or otherwise dispose of or obtain payment for the Collateral and shall not be bound to institute proceedings for such purposes or for the purpose of preserving any rights, remedies or powers of Lender, any Loan Party or any other person in respect of same. Each Loan Party hereby releases and discharges Lender from every claim of every nature, whether sounding in damages or not, which may arise or be caused to any Loan Party or any person claiming through any Loan Party by reason or as a result of anything done or omitted to be done, as the case may be, by Lender or any successor or assign claiming through or under Lender under the provisions of this Agreement, unless such claim is the result of Lender’s gross negligence or willful misconduct as determined by a final, non-appealable judgment.  The guarantee limitations set forth in clause 4.10 of the Canadian Guarantee shall apply mutatis mutandis to any indemnity granted by or other secondary liability of a Loan Party incorporated as limited liability company (GmbH) in Germany to the Lender pursuant to this Section 8.10.

Section 8.11Borrower Liable

Borrower hereby waives any requirement that the Lender protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against any other Loan Party or other entity. Borrower agrees not to seek payment directly or indirectly from another Loan Party through a claim of indemnity, contribution, or otherwise with respect to the Secured Obligations, until the Secured Obligations have been repaid in full and this Agreement has terminated. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Loan Party in contravention of this Section, such Loan Party to hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Secured Obligations, whether matured or unmatured.

Section 8.12Termination of Lender’s Obligations

The occurrence of an Event of Default shall relieve the Lender of all obligations to provide any further Drawdowns to the Borrower hereunder and the Lender may give notice to the Borrower declaring the Lender’s obligations to make Advances to be terminated, in which case such obligations shall be immediately terminated.

ARTICLE IX.DETAILS REGARDING ADVANCES AND PAYMENTS

Section 9.01Drawdown Notices

(a)	The Borrower shall give the Lender a Drawdown Request two (2) Business Days prior to each proposed Drawdown.
(b)

Each Drawdown Request shall be delivered by the Borrower to the Lender on a Business Day on or prior to 1:00 p.m. Toronto time. Notices that are received by the Lender after such time shall be deemed to have been given on the next Business Day, unless the Lender agrees, in their sole discretion, to accept such notice at a later time as being effective on the date it is given.

(c)

Once delivered to the Lender, a Drawdown Request is irrevocable and shall oblige the Borrower to take the action contemplated therein on the date specified in the Drawdown Request. The Borrower shall indemnify and hold harmless the Lender for all costs incurred by them as a result of the Borrower failing to make any payment or satisfy any conditions precedent to an Advance described in any Drawdown Request on or before the date specified therein for such action to occur.

Section 9.02Minimum Amounts

Each Drawdown made under this Agreement shall be made in minimum principal amounts of $100,000 and in integral multiples of $50,000.

Section 9.03Payments by the Borrower

(a)

Except when specifically provided otherwise in this Agreement, all payments of principal, interest, fees and all other amounts to be made by the Borrower under this Agreement shall be paid to the Lender, in the currency in which it is due for value at or before 3:00 p.m. (Toronto time) on the day such payment is due at the Lender’s Office. If any such day is not a Business Day, such amount shall be deemed for purposes of this Agreement to be due on the next Business Day following such day, and any such extension of time shall be included in the computation of any interest of fees payable under this Agreement.

(b)

The Lender may debit accounts, credits and other balances maintained by the Borrower from time to time with the Lender, or any of its Affiliates, to facilitate or otherwise obtain payment on accounts of any of the Secured Obligations.

ARTICLE X.GENERAL

Section 10.01Releases.

Lender may in its discretion from time to time release any part of the Collateral or any other security either with or without any sufficient consideration therefor, without responsibility therefor and without thereby releasing any other part of the Collateral or any other security or any Person from the security created by this Agreement or any of the Financing Documents or from any of the covenants herein contained. Each and every portion into which the Collateral is or may hereafter be divided does and shall stay subject to the Lien pursuant to this Agreement. No Person shall have the right to require the Secured Obligations to be apportioned and Lender shall not be accountable to any Loan Party for any moneys except those actually received by Lender.

Section 10.02Governing Law; Jurisdiction; Jury Trial Waiver and Judicial Reference.

All Financing Documents, except if expressly provided otherwise therein, shall be exclusively (without regard to any rules or principles relating to conflicts of laws) governed by, enforced and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Loan Party hereby irrevocably and unconditionally consents, for itself and its property, to the exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under or relating to this Agreement or any of the other Financing Documents, except if expressly provided otherwise therein. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and such Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to any Financing Document against a Loan Party or its properties in the courts of any jurisdiction. Each Loan Party hereby waives personal service of the summons, complaints and other process issued in such action or suit and agrees that service of such summons, complains and other process may be made by registered or certified mail addressed to Borrower as its duly appointed process agent at the address set forth in, or subsequently provided to Lender in accordance with this Agreement, and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage paid. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIMS OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE FINANCING DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

Section 10.03Whole Agreement.

This Agreement and other Financing Documents and any and all other documents ancillary thereto and executed and delivered in connection therewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

Section 10.04Time.

Time shall be of the essence of all provisions of this Agreement and the other Financing Documents.

Section 10.05Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, e-mail, facsimile, or by other electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during, or within three (3) Business Days prior to, a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the postmarked date thereof, or if sent or by means of electronic communication, shall be deemed to have been received on the Business Day of the sending (provided it was sent before 4:30 p.m. Toronto, Ontario time), or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an employee of the addressee at such address with responsibility for matters to which the information relates. Notice of change of address shall also be governed by this Section 10.05. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or any means of electronic communication and shall be deemed to have been received in accordance with the foregoing. Notices and other communications shall be addressed as follows:

(a)	if to the Loan Parties:

Profound Medical Inc.

2400 Skymark Ave. Unit #6

Mississauga, Ontario

Attention: Rashed Dewan, Chief Financial Officer

Email: [***]

(b)	if to Lender:

for any borrowing request:

Canadian Imperial Bank of Commerce

[***]

e-mail: [***]

Attention: [***]

for all other notices:

Canadian Imperial Bank of Commerce

[***]

e-mail: [***]

Attention: [***]

Canadian Imperial Bank of Commerce

[***]

e-mail: [***]

Fax: [***]

Attention: [***]

Section 10.06Successors and Assigns.

This Agreement shall be binding on each Loan Party and its successors and assigns and shall inure to the benefit of Lender and its successors and permitted assigns. Each Loan Party agrees not to assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Lender which it may exercise in its sole and absolute discretion. Lender shall be entitled to assign this Agreement to any other party (with, so long as no Default or Event of Default has occurred, the consent of Borrower); provided, that so long as no Default or Event has occurred, such assignment shall not increase the relevant Loan Party’s obligation to reimburse, indemnify or make whole the Lender pursuant to Section 3.09 or Section 3.10 as a result of such assignment. Notwithstanding the foregoing, an assignment to an Affiliate of Lender may be made at any time without consent and an assignment pursuant to a synthetic risk transfer or by way of a sale of participations by the Lender to any Person, may be made at any time without consent or notice to the Loan Parties.

Section 10.07Indemnification.

Each Loan Party hereby agrees to indemnify, defend and hold Lender and its principals, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Indemnified Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Financing Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and any Loan Party (including attorneys’ and other legal fees and expenses), except for Indemnified Claims or losses finally determined by a court of competent jurisdiction to have been directly caused by such Indemnified Person’s gross negligence or willful misconduct. This provision shall survive the termination of this Agreement and the repayment of the Secured Obligations.  The guarantee limitations set forth in clause 4.10 of the Canadian Guarantee shall apply mutatis mutandis to any indemnity granted by or other secondary liability of a Loan Party incorporated as limited liability company (GmbH) in Germany to the Lender pursuant to this Section 10.07.

Section 10.08No Set-Off.

The Secured Obligations shall be paid by the Loan Parties without regard to any set-off, withholding, counterclaim or equities between any Loan Party and Lender.

Section 10.09Permitted Encumbrance.

Notwithstanding any other provision in this Agreement, the parties confirm their intent that the references to Permitted Encumbrances herein are not intended to imply the subordination by Lender to any Person whatsoever.

Section 10.10Press Releases.

Each Loan Party agrees that Lender may issue press releases announcing the fact and extension of the financing under this Agreement and further agrees that Lender may display any Loan Party’s logo on its website and collateral material consistent with its other portfolio companies. Lender’s use of such logo shall be subject to such Loan Party’s approval, which shall not be unreasonably withheld.

Section 10.11Confidentiality.

Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Lender from or on behalf of the Loan Parties, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Lender may disclose such information to its officers, directors, employees, attorneys, accountants and affiliates, and such other Persons to whom Lender shall at any time be required to make such disclosure in accordance with Applicable Law and in connection with the exercise of remedies, and provided that the foregoing shall not apply to information that is in the public domain or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Lender relating to the Loan Parties.

Section 10.12Judgment Currency

(a)

If for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.12 referred to as the “Judgement Currency”) an amount due in into another currency (referred to as the “Required Currency”), the conversion shall be made at the Exchange Rate prevailing on the Business Day immediately preceding:

(i)

the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)

the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 10.12(a)(ii) being hereinafter in this Section referred to as the “Judgement Conversion Date”).

(b)

If, in the case of any proceeding in the court of any jurisdiction referred to in clause (a)(ii) of this section, there is a change in the rate of exchange prevailing between the Judgement Conversion Date and the date of actual payment of the amount due, the Loan Parties, jointly and severally, shall pay such additional or lesser amount as may be necessary to ensure that the amount paid in the Judgement Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Required Currency, which could have been purchased with the amount of Judgement Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgement Conversion Date.

(c)

Any amount due from any Loan Party under the provisions of Section (b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

Section 10.13Anti-Money Laundering Legislation

(a)

Each Loan Party acknowledges that, pursuant to the AML Legislation, Lender may be required to obtain, verify and record information regarding the Loan Parties, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by Lender, or any prospective assignee or participant of Lender, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)

Each Loan Party acknowledges and agrees that pursuant to the provisions of the USA Patriot Act (Title III of the Pub. L. 107-56) signed into law October 26, 2001 (the “Patriot Act”), Lender may be required to obtain, verify and record information with respect to the Loan Parties, and each Loan Party hereby agrees to cooperate with Lender and provide them with all information that may be required in order to fulfil its obligations under the Patriot Act.

Section 10.14Counterparts.

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts taken together shall constitute one and the same Agreement. This Agreement may be executed by facsimile or pdf, and any signature contained hereon by facsimile or pdf shall be deemed to be equivalent to an original signature for all purposes.

Section 10.15Keepwell

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guaranty in respect of a Hedge Arrangement (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.15for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.15 or otherwise under this guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act under this Section 10.15 shall remain in full force and effect until the termination of all Hedge Arrangements. Each Qualified ECP Guarantor intends that this Section 10.15constitute, and this Section 10.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.16Acknowledgement Regarding Any Supported QFCs

To the extent that the Financing Documents provide support, through a guarantee or otherwise, for Hedge Arrangements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States.

(b)	As used in this Section, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.17Amendment and Restatement; No Novation.

This Agreement constitutes an amendment and restatement of the Original Credit Agreement, as amended, effective from and after the Closing Date. It is the express intent of the parties to this Agreement that (A) the execution and delivery of this Agreement not constitute a novation or extinguishment of any indebtedness or other obligations owing to the Lender under the Original Credit Agreement but that such indebtedness and other obligations under the Original Credit Agreement shall continue, uninterrupted, but on the amended and restated terms set forth in this Agreement and, as applicable, the other Financing Documents; (B) this Agreement does not supersede the Original Credit Agreement but, instead, amends and restates the Original Credit Agreement on the terms set forth herein; (C) the execution and delivery of any amendment to, or amendment and restatement of, any Security Document executed or delivered in connection with the Original Credit Agreement not constitute a novation or extinguishment of any security interest or Lien created under such Security Document; and (D) all security interests in and Liens on the Collateral granted under any Security Document executed or delivered in connection with the Original Credit Agreement shall, upon the execution and delivery of this Agreement, continue, uninterrupted, to secure the Loan Parties’ indebtedness and obligations under the Financing Documents (as applicable) on the terms set forth in the such Security Document or, as applicable, any amendment to or amendment and restatement of such Security Document executed or delivered in connection with this Agreement.  On the Closing Date, the credit facilities described in the Original Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the corresponding credit facilities described herein, and all loans and other obligations of the Borrowers and the obligations of the other Loan Parties outstanding or existing as of such date under the Original Credit Agreement are and shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person.  In furtherance of (but not limited to) the foregoing, all interest and fees of the Loan Parties under the Original Credit Agreement shall accrue at the rates therefor under the Original Credit Agreement and shall, on and after the Closing Date, accrue at the rates set forth in this Agreement and be payable on the dates set forth in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of date first written above.

PROFOUND MEDICAL INC., as Borrower

Per:	/s/ Arun Swarup Menawat
	Name:	Arun Swarup Menawat
	Title:	Authorized Signing Officer

PROFOUND MEDICAL CORP., as a Guarantor

Per:	/s/ Arun Swarup Menawat
	Name:	Arun Swarup Menawat
	Title:	Authorized Signing Officer

2753079 ONTARIO INC., as a Guarantor

Per:	/s/ Arun Swarup Menawat
	Name:	Arun Swarup Menawat
	Title:	Authorized Signing Officer

Signature Page – Credit Agreement

PROFOUND MEDICAL GMBH, as a Guarantor

Per:	/s/ Arun Swarup Menawat
	Name:	Arun Swarup Menawat
	Title:	Authorized Signing Officer

PROFOUND MEDICAL (U.S.) INC., as a Guarantor

Per:	/s/ Arun Swarup Menawat
	Name:	Arun Swarup Menawat
	Title:	Authorized Signing Officer

Signature Page – Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, as Lender

Per:	/s/ Julie Silva
	Name:	Julie Silva
	Title:	Assistant General Manager

Per:	/s/ Graham Quisenberry
	Name:	Graham Quisenberry
	Title:	Assistant General Manager

Signature Page – Credit Agreement

Exhibit A

COMPLIANCE CERTIFICATE

____________ __, 202__

CIBC Innovation Banking

81 Bay Street, 10th Floor

Toronto, Ontario

M5J 1E7

Attention: [***]

Re:Amended and Restated Credit Agreement, dated as of March 3, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Profound Medical Inc., an Ontario corporation (the “Borrower”), the other Loan Parties from time to time party thereto, and CIBC (“Lender”).

Ladies and Gentlemen:

Concurrently herewith Borrower delivers to Lender the [monthly/quarterly/annual] financial statements for the period ending _________________. Any capitalized terms used herein but not defined shall have the meaning set forth in the Credit Agreement.

This letter shall serve as certification by or on behalf of the Borrower to Lender of the following:

(a)In accordance with Section 6.10 of the Credit Agreement, (i) all financial statements delivered herewith have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of the Loan Parties and each of its Subsidiaries at the close of, and results of Borrower’s and each of its Subsidiaries’ operations and cash flows for, the periods covered, (ii) the Borrower has properly made all statutory withholdings, (iii) the representations and warranties of the Loan Parties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of such time except for (A) such representations and warranties stated to be true as of a specific date and (B) any changes to the schedules to such representations and warranties that arise in the ordinary course of business and are not prohibited under the Credit Agreement and attached hereto, (iv) the Borrower has complied with all covenants, conditions and other requirements contained in any Financing Document, (v) there has not occurred any Default or Event of Default, and there has not occurred any breach or default under any other document, instrument or agreement (including any Material Agreement) which would reasonably be expected to have a Material Adverse Effect and (vi) there has been no material deterioration in the consolidated financial condition of the Loan Parties since the date of the most recent financial statements submitted to Lender.

(b)In accordance with Section 6.20 of the Credit Agreement, the Loan Parties are in compliance with the following financial covenants:

For the month ended ____________________________:

(A) Unrestricted Cash	$____________________________

(B) Required Liquidity Amount (the greater of 9 months EBITDA losses or $7,500,000)	$____________________________

Required: (A) must be greater than (B)

Complies: ☐ Yes ☐ No

[For the quarter ended :

(A) Revenue in Most Recent Reported Trailing 12-month Period	$____________________________

(B) Revenue in the same period in the prior Fiscal Year	$____________________________

Required: (A) must be at least 15% greater than (B)

Complies: ☐Yes ☐No] [Only applicable Quarterly]

(c) In accordance with Section 6.11 of the Credit Agreement, the Loan Parties maintain the following Deposit Accounts, each of which contains the following cash balance as of the date hereof:

Account Holder	Depository / Intermediary	Address	Account Number	Cash Balance

(d) Additional confirmations:

(A)	Any change in the legal name, jurisdiction of organization or location of chief executive office or registered office of any Loan Party or new Canadian Provinces in which they operate?

☐Yes, details listed below ☐ No

(B)	Are there any new Deposit Accounts or Securities Accounts opened by any Loan Party (not previously disclosed on a Compliance Certificate)?

☐Yes, details listed below ☐ No

Account Holder	Depository / Intermediary	Address	Account Number	Restricted	Control Agreement
				☐	☐

(C)

Have any Subsidiaries been formed, acquired other than Subsidiaries set forth on Section 5.30 to the Agreement or as previously disclosed on a Compliance Certificate? Are any of them Material Subsidiaries?

☐Yes, details listed below, together with updated organizational chart

☐No

Name	Jurisdiction of Organization	Shares Outstanding	Ownership of Subsidiary Shares (indicating percentage)	Purpose

(e) Attached hereto are any updates to the schedules to the Agreement to give effect to the statement in clause (a)(iii)(B) above.

(f)       [For the certificate for March, June, September and December only to comply with the statement in Section 6.21(c) of the Credit Agreement]:  Attached is a list of new Intellectual Property acquired and not previously disclosed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

This Compliance Certificate is a Financing Document. Such certification is made as of ____________ __, 202__.

BORROWER:
[_______][[_______]]

By:

Name:

Title:

Exhibit B

DRAWDOWN REQUEST

Date: [●]

To: Canadian Imperial Bank of Commerce (the “Lender”)

Ladies and Gentlemen:

1.

This Drawdown Request is delivered to you pursuant to that certain amended and restated credit agreement dated as of March 3, 2025 among Profound Medical Inc., an Ontario corporation (the “Borrower”), the other Loan Parties from time to time party thereto, and the Lender (as amended, amended and restated, renewed, extended or supplemented, the “Credit Agreement”). Capitalized terms used and not expressly defined in this Drawdown Request shall have the respective meanings given to them in the Credit Agreement.

2.The undersigned hereby requests a Drawdown under the Credit Agreement as follows:

(a)Drawdown Date: [●], which day is a Business Day.

(b)Amount of Drawdown: $[●].

(c)Currency: US Dollars.

(d)Credit Facility: Revolving Credit Facility.

(e)Type of Advance: US Base Rate Advance.

3.Payment Instructions. Please remit funds to: [●]1.

4.The undersigned hereby certifies that:

(a)All representations and warranties made in Article V of the Credit Agreement or in the other Financing Documents shall be true and correct in all material respects (unless such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the Drawdown Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date);

(b)No development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect and there has been no material deterioration in the

[1]	NTD: Insert Remittance Instructions

consolidated financial condition of the Loan Parties since the date of the most recent financial statements submitted to Lender;

(c)All conditions precedent to a Drawdown set out in Section 7.02 of the Credit Agreement have been satisfied as of the date of this request;

(d)No Default or Event of Default has occurred and is continuing, or would result from the borrowing requested herein or from the application of the proceeds therefrom;

(e)No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit has been issued and remains in force by any Tribunal against any Loan Party or any of their Affiliates; and

(f)The Borrower shall be in pro-forma compliance with the financial covenants set out in Section 6.20 of the Credit Agreement after giving effect to the Drawdown requested and has provided satisfactory evidence of same as requested by the Lender.

PROFOUND MEDICAL INC.

Per:
	Name:	[●]
	Title:	[●]

Exhibit C

BORROWING BASE CERTIFICATE

TO:	Canadian Imperial Bank of Commerce Credit Processing Services 595 Bay Street, 7th floor Toronto, Ontario M5G 2M8 Emails: [***] Attention: [***]
RE:

Amended and restated credit agreement dated as of March 3, 2025 among Profound Medical Inc., an Ontario Corporation (the “Borrower”), the other Loan Parties from time to time party thereto, and the Lender (as amended, amended and restated, renewed, extended or supplemented, the “Credit Agreement”)

1.

This Borrowing Base Certificate is delivered to you pursuant to the provisions of the Credit Agreement. All capitalized terms used in this Borrowing Base Certificate which are defined or given extended meanings in the Credit Agreement have the respective meanings attributed to them in the Credit Agreement.

2.	The Borrower hereby certifies that as of [●] the Borrowing Base was determined in accordance with the Credit Agreement as follows:
(1)	Recurring Revenue:
(a)	Recurring Revenue for the most recently reported trailing 3 months:	$____________
(b)	(1)(a) multiplied by 4:	$____________

(2)	Priority Payables:
(a)	unpaid amounts owing for wages, vacation pay and severance pay:	$____________
(b)	employee deductions:	$____________
(c)	Taxes:	$____________
(d)	income tax:	$____________

(e)	workers compensation:	$____________
(f)	government royalites:	$____________
(g)	pension fund obligations, Canadian Pension Plan and Non-Canadian Pension Plan obligations, including the amounts of any unfunded liability or solvency deficit:	$____________
(h)	any amount payable which is secured by a lien which ranks or is capable of ranking prior to or pari passu with the liens created by the Security Documents:	$____________
(i)	Total Priority Payables [2(a)-2(h)]:	$____________

(3) Borrowing Base = (1)(b) less (2)(i):	$____________

3.

Attached hereto as Exhibit 1 and set forth in reasonable detail are the calculations used to  determine the amounts contained in Section 2 above and, for greater certainty, taking into account the appropriate sections of the Credit Agreement, including but not limited to the definition of Borrowing Base.

DATED this [●] day of [●], [●].

PROFOUND MEDICAL INC.

Per:
	Name:	[●]
	Title:	[●]

EXHIBIT 1

BORROWING BASE CALCULATIONS

[To be completed by Borrower]